                                                                     EXHIBIT 2.1

                               MERGER AGREEMENT
                                 BY AND AMONG
                      GASONICS INTERNATIONAL CORPORATION
                            GPT ACQUISITION CORP.,
                                      AND
                       GAMMA PRECISION TECHNOLOGY, INC.

                          Dated as of August 30, 2000

                               TABLE OF CONTENTS

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
ARTICLE 1 THE MERGER.....................................................................   2
     1.1   The Merger....................................................................   2
     1.2   Effective Time................................................................   2
     1.3   Effect of the Merger on Constituent Corporations..............................   2
     1.4   Certificate of Incorporation and By-Laws of Surviving Corporation.............   2
     1.5   Directors and Officers of Surviving Corporation...............................   3
     1.6   Maximum Number of Shares of Parent Common Stock to be Issued; Payment
           of Cash; Effect on Outstanding Securities of the Company, Merger Sub..........   3
     1.7   Dissenting Shares.............................................................   5
     1.8   Exchange Procedures...........................................................   5
     1.9   No Further Ownership Rights in Company Capital Stock..........................   7
     1.10  Lost, Stolen or Destroyed Certificates........................................   7
     1.11  Taking of Necessary Action; Further Action....................................   7
     1.12  Exemption from Registration...................................................   8
     1.13  Retention Escrow..............................................................   8
     1.14  Retention Option Pool.........................................................   9
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................   9
     2.1   Organization, Standing and Power..............................................   9
     2.2   Capital Structure.............................................................  10
     2.3   No Subsidiaries...............................................................  11
     2.4   Authority.....................................................................  11
     2.5   Financial Statements..........................................................  12
     2.6   Payables; Receivables.........................................................  12
     2.7   Compliance with Laws..........................................................  12
     2.8   No Defaults...................................................................  13
     2.9   Litigation....................................................................  13
     2.10  Conduct in the Ordinary Course................................................  13
     2.11  Absence of Undisclosed Liabilities............................................  14
     2.12  Complete Disclosure...........................................................  15
     2.13  Certain Agreements............................................................  15
     2.14  Employee Benefit Plans........................................................  15
     2.15  Employee Matters..............................................................  17
     2.16  Major Contracts...............................................................  18
     2.17  Taxes.........................................................................  19
     2.18  Intellectual Property.........................................................  21
     2.19  Service Provider Agreements...................................................  23
     2.20  Restrictions on Business Activities...........................................  24
     2.21  Title to Properties...........................................................  24
     2.22  Environmental Matters.........................................................  25
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     2.23  Insurance.....................................................................  26
     2.24  Personnel.....................................................................  26
     2.25  Third-Party Consents..........................................................  26
     2.26  Product Warranties; Defects; Liabilities......................................  26
     2.27  Year 2000 Compliance..........................................................  27
     2.28  Related Party Transactions....................................................  27
     2.29  Brokers or Finders; Professional Fees.........................................  27
     2.30  Export Control Laws...........................................................  27
     2.31  Foreign Corrupt Practices Act.................................................  28
     2.32  Compliance with Regulation D; Shareholders....................................  28
     2.33  Information Statement.........................................................  28
     2.34  Representations Complete......................................................  29
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........................  29
     3.1   Organization, Standing and Power..............................................  29
     3.2   Authority.....................................................................  29
     3.3   SEC Documents; Financial Statements...........................................  30
     3.4   Litigation....................................................................  30
ARTICLE 4 CONDUCT PRIOR TO THE EFFECTIVE TIME............................................  30
     4.1   Conduct of Business of the Company............................................  30
     4.2   No Solicitation...............................................................  33
ARTICLE 5 ADDITIONAL AGREEMENTS..........................................................  34
     5.1   Sale of Shares; Registration..................................................  34
     5.2   Information Statement.........................................................  34
     5.3   Stockholder Approval..........................................................  35
     5.4   Access to Information.........................................................  35
     5.5   Confidentiality...............................................................  35
     5.6   Expenses......................................................................  36
     5.7   Public Disclosure.............................................................  36
     5.8   Approvals.....................................................................  36
     5.9   Notification of Certain Matters...............................................  36
     5.10  Shareholder Representation Agreement..........................................  36
     5.11  Voting Agreement/Irrevocable Proxies..........................................  37
     5.12  Waivers and Releases of Options and Warrants..................................  37
     5.13  Employees.....................................................................  37
     5.14  Reasonable Efforts and Further Assurances.....................................  37
     5.15  Forms S-3 and S-8.............................................................  38
     5.16  Listing of Additional Shares..................................................  38
     5.17  Notices.......................................................................  38
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     5.18  Blue Sky Laws.................................................................  38
     5.19  Shareholder Representative. The Company shall deliver or cause to be delivered to Parent at or prior to the Effective Time from each of the "non-accredited" shareholders of the Company, an executed Shareholder Representation Agreement (the "Shareholder
           Representation Agreement") in the form attached hereto as Exhibit H...........  38
ARTICLE 6 CONDITIONS TO THE MERGER.......................................................  38
     6.1   Conditions to Obligations of Each Party to Effect the Merger..................  38
     6.2   Additional Conditions to Obligations of the Company...........................  39
     6.3   Additional Conditions to the Obligations of Parent and Merger Sub.............  39
ARTICLE 7 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
          AGREEMENTS; INDEMNIFICATION; ESCROW PROVISIONS.................................  42
     7.1   Survival of Representations, Warranties, Covenants and Agreements.............  42
     7.2   Indemnification...............................................................  42
     7.3   Escrow Provisions.............................................................  42
ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER..............................................  48
     8.1   Termination...................................................................  48
     8.2   Effect of Termination.........................................................  49
     8.3   Amendment.....................................................................  49
     8.4   Extension; Waiver.............................................................  49
ARTICLE 9 MISCELLANEOUS PROVISIONS.......................................................  50
     9.1   Notices.......................................................................  50
     9.2   Entire Agreement..............................................................  51
     9.3   Further Assurances; Post-Closing Cooperation..................................  51
     9.4   Third Party Beneficiaries.....................................................  51
     9.5   No Assignment; Binding Effect.................................................  51
     9.6   Headings......................................................................  51
     9.7   Invalid Provisions............................................................  51
     9.8   Governing Law.................................................................  52
     9.9   Construction..................................................................  52
     9.10  Counterparts..................................................................  52
     9.11  Specific Performance; Remedies Cumulative.....................................  52
     9.12  Withholding...................................................................  52
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ARTICLE 10 DEFINITIONS...................................................................  52
     10.1  Definitions...................................................................  52

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                               LIST OF EXHIBITS

Exhibit A          Voting Agreement
Exhibit B          Agreement of Merger
Exhibit C          Option Assumption Agreement
Exhibit D          Shareholder Certificate
Exhibit E          Form of Employee Confidentiality and Inventions Agreement
Exhibit F          Form of Non-Competition Agreement
Exhibit G          List of Surviving Corporation Employees
Exhibit H          Form of Shareholder Representation Agreement
Exhibit I          Statement of Non-U.S. Real Property Holding Company Status
Exhibit J-1        Officer's Certificates for Parent and Merger Sub
Exhibit J-2        Secretary's Certificate for Parent and Merger Sub
Exhibit K-1        Officer's Certificate for Company
Exhibit K-2        Secretary's Certificate for Company
Exhibit L          Legal Opinion of Company Counsel


                               LIST OF SCHEDULES

Schedule 1         Company Disclosure Schedule
Schedule 2         List of Company Security Holders
Schedule 3         Parent Disclosure Schedule
Schedule 6.3(g)    List of Key Employees

                                MERGER AGREEMENT

     THIS MERGER AGREEMENT (the "Agreement") is made and entered into as of August 30, 2000, by and among GaSonics International Corporation, a Delaware corporation ("Parent"), GPT Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Gamma Precision Technology, Inc., a California corporation (the "Company") and, with respect to Article 7 hereof only, Jerry Wong as Shareholder Agent. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.

                                   RECITALS

     A. The respective Boards of Directors of each of Parent, Merger Sub and the Company believe it is in the best interests of Parent, Merger Sub and the Company and their respective stockholders that Parent acquire the Company through the merger of Merger Sub with and into the Company (the "Merger").

     B. The Boards of Directors of each of Parent, Merger Sub and the Company have approved the Merger, this Agreement and the transactions contemplated hereby.

     C. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company, including without limitation, the Common Stock, Series A Preferred Stock and Series B Preferred Stock of the Company (collectively, "Company Capital Stock"), shall be converted into the right to receive shares of Common Stock of Parent, with a par value of $0.001 per share ("Parent Common Stock") and cash as specified herein.

     D. As an inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have concurrently herewith entered into Voting Agreements with Parent in substantially the form attached hereto as Exhibit A ("Voting Agreements") pursuant to which, among other things, such shareholders will agree to vote the shares of Company Capital Stock owned by them in favor of the Merger

     E. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

     F. A portion of the Aggregate Consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article 7 herein.

     NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                   ARTICLE 1
                                  THE MERGER

     1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California Code and the Delaware General Corporation Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Parent. The Company, following the Merger, is sometimes referred to herein as the "Surviving Corporation."

     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than two (2) Business Days following satisfaction or waiver of the conditions set forth in Article 6, at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (or like instrument) in substantially the form attached hereto as Exhibit B (the "Agreement of Merger") with the Secretary of State of California in accordance with the relevant provisions of applicable Law (the time of acceptance by the Secretary of State of the State of California or such later time agreed to in writing by the parties being referred to herein as the "Effective Time").

     1.3 Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Code, this Agreement and the Agreement of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation and By-Laws of Surviving Corporation.

          (a) At the Effective Time, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation and by-laws of the Surviving Corporation except that Article I thereof shall be amended to read in its entirety as follows: "The name of the Corporation is Gamma Precision Technology, Inc.".
          (b) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by such by-laws, the articles of incorporation and applicable law.

     1.5 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving

Corporation. The directors of the Company shall each resign effective immediately prior to the Effective Time. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the by-laws of the Surviving Corporation. The officers of the Company shall each resign effective immediately prior to the Effective Time.

      1.6 Maximum Number of Shares of Parent Common Stock to be Issued; Payment of Cash; Effect on Outstanding Securities of the Company, Merger Sub. The consideration to be paid by Parent in connection with the Merger shall be the Aggregate Consideration. On the terms and subject to the conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Merger Sub, the Company or the holder of any shares of the Company Capital Stock and Company Options or Company Warrants, the following shall occur:

          (a) Conversion of Company Capital Stock; Cash Consideration. At the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares (as provided in Section 1.7)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Exchange Ratio plus the Cash Amount.

          (b) Fractional Shares. No fractional shares of Parent Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional share of Parent Common Stock, cash adjustments will be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable. The amount of such adjustment shall be the product of such fraction of a share of Parent Common Stock multiplied by the Parent Stock Price (the "Fractional Share Cash Amount"). No fractional cent shall be payable to any holder of Company Capital Stock, and the cash payable to any such holder shall be rounded down to the nearest cent.

          (c) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Capital Stock owned by Parent or the Company or any Subsidiary of Parent or the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof and without any further action on the part of Parent, Merger Sub or the Company.

          (d) Capital Stock of Merger Sub. Each share of Merger Sub Common Stock, par value $0.001 per share, that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share of the Surviving Corporation. From and after the Effective Time, each share certificate of Merger Sub theretofore evidencing ownership of any such shares shall continue to evidence ownership of such shares of Common Stock of the Surviving Corporation.

          (e) Company Stock Options. At the Effective Time, the Company's 1998 Stock Option Plan (the "Company Stock Option Plan") and all Company Options which are outstanding as of the Effective Time (including such Company Options then outstanding under the Company Stock Option Plan) shall be assumed by Parent (each such Company Option an "Assumed Option" and collectively the "Assumed Options"), provided, however that the aggregate number of shares of Company Common Stock issuable upon the exercise of all Company Options so assumed shall not exceed 35,081,757 less the Aggregate Stock Number. Each Assumed Option shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan (if applicable) and the applicable stock option agreement or warrant agreement as in effect immediately prior to the Effective Time, except that (i) each Assumed Option will be exercisable for the Option Exchange Amount; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of each Assumed Option will be equal to the quotient obtained by dividing (x) the product of (i) the exercise price per share of Company Capital Stock at which such Assumed Option was exercisable immediately prior to the Effective Time, multiplied by (ii) the number of shares of Company Capital Stock issuable upon the exercise of such Assumed Option immediately prior to the Effective Time by (y) the Option Exchange Amount, rounded up to the nearest whole cent. No Cash Amount shall be payable with respect with any Assumed Option. It is the intention of the parties that the Assumed Options qualify, to the maximum extent applicable, following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code to the extent such options qualified as incentive options prior to the Effective Time, it being understood and acknowledged, however, that some or all Company Options may not qualify as incentive stock options and may instead be treated as nonqualified options. To evidence the assumption of the Assumed Options by Parent, Parent will issue to each holder of an Assumed Option a document in substantially the form of Exhibit C hereto.

          (f) Unvested Company Common Stock. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under the Company Stock Option Plan, any applicable restricted stock purchase agreement, or other agreement with Company or under which Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly bear any appropriate legends. In addition, the Cash Amount paid on those unvested shares in the Merger shall be held in escrow by Parent and shall be paid out (together with interest thereon) as those shares subsequently vest in accordance with the vesting schedule in effect for those shares immediately prior to the Effective Time. Any cash held in escrow on unvested shares repurchased by Parent pursuant to such repurchase options or otherwise forfeited by the holders of those unvested shares shall revert to the Parent. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

          (g) Assignment of Repurchase Options. All outstanding rights of the Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Capital Stock (the "Repurchase Options") shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per shall be adjusted to reflect the Exchange Ratio

          (h) Adjustments to Exchange Ratio and Option Exchange Amounts. The Exchange Ratio and the Option Exchange Amounts shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

     1.7  Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with the California Code and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive Parent Common Stock, the Cash Amount or the Fractional Share Cash Amount pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the California Code.

          (b) Notwithstanding the provisions of subsection (a) above, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock, the Cash Amount and the Fractional Share Cash Amount as provided in Section 1.6, without interest thereon, upon surrender to the Company of the certificate representing such shares in accordance with
Section 1.8 of this Agreement.

          (c) The Company shall give Parent (i) prompt notice of its receipt of any demands for purchase of any Dissenting Shares, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the California Code and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for the purchase of Dissenting Shares under the California Code. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law, voluntarily make any payment with respect to any demands for purchase of Dissenting Shares or offer to settle or settle any such demands.

     1.8  Exchange Procedures.

          (a) Parent Common Stock; Cash. On the Closing Date, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article 1:
(i) the Aggregate Stock Consideration less the Escrow Shares and the Retention Stock, (ii) the Aggregate Fractional Share Cash Amount, and (iii) the Aggregate Cash Consideration, less the Retention Cash Amount.

          (b) Exchange Procedures. As soon as practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of

Company Capital Stock (the "Certificates") and which shares were converted into shares of Parent Common Stock and the right to receive cash pursuant to Section 1.6, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and the right to receive cash as provided herein. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the amount of the Escrow Shares to be deposited in the Escrow Fund on such holder's behalf pursuant to Article 7 hereof and, if applicable, the amount of Retention Stock to be deposited in the Retention Escrow Fund on such holder's behalf pursuant to
Section 1.13), and any respective Fractional Share Cash Amount and such holder's portion of the Aggregate Cash Consideration pursuant to Section 1.6 to which such holder is entitled pursuant to Section 1.6 (less the amount of the Retention Cash to be deposited in the Retention Escrow Fund on such holder's behalf pursuant to Section 1.13), and the Certificate so surrendered shall be canceled. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the amount of cash and the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted.

     (c)  Escrows.

          (i) Escrow Fund. In addition, at the Effective Time, subject to and in accordance with the provisions of Article 7 hereof, Parent shall retain and hold the Escrow Fund in escrow. The portion of the Escrow Fund contributed on behalf of each holder of Company Capital Stock shall be in proportion to the portion of the Aggregate Consideration which such holder is entitled to receive by virtue of ownership of outstanding shares of Company Capital Stock. The Escrow Fund shall be beneficially owned by the holders on whose behalf the Escrow Fund was deposited and shall be available to compensate Parent as provided in Article 7.

          (ii) Retention Escrow Fund. At the Effective Time, subject to and in accordance with the provisions of Section 1.13 hereof, Parent shall retain and hold the Retention Escrow Fund in escrow. The portion of the Retention Escrow Fund contributed on behalf of each Key Employee shall be the amount of such Key Employee's Retention Stock plus such Key Employee's Retention Cash Amount. The Retention Escrow Fund shall be beneficially owned by the Key Employees and shall be subject to forfeiture as provided in Section 1.13.

     (d) Distributions With Respect to Unexchanged Shares of Company Capital Stock. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate to the Exchange Agent in accordance with Section 1.8(b). Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock.

          (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     1.9 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

     1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue certificates representing such shares of Parent Common Stock in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation shall be fully authorized to take, and shall take all such lawful and necessary action.

     1.12 Exemption from Registration. The shares of Parent Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act and applicable state Law pursuant to
Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act, and as such will constitute "restricted securities" within the meaning of the Securities Act.

     1.13  Retention Escrow.

          (a) Establishment of Retention Escrow Fund. As soon as practicable after the Closing Date, Parent will deposit, on behalf of each Key Employee, such Key Employee's Retention Cash Amount and Retention Stock in an account to be maintained by Parent, such deposit to constitute the "Retention Escrow Fund" to b e governed by the terms set forth herein.

          (b) Retention Escrow Period. Subject to Section 1.13(c), Parent shall release to each Key Employee such Key Employee's portion of the Retention Escrow Fund upon the completion of eighteen (18) continuous months of employment with Parent or the Surviving Corporation by such Key Employee (the "Retention Period") . If Parent terminates a Key Employee's employment prior to the end of the Retention Period without Cause or such Key Employee terminates his employment prior to the end of the Retention Period with Good Reason, Parent shall promptly release such key Employee's portion of the Retention Escrow Fund to such Key Employee. If Parent terminates a Key Employee for Cause prior to the end of the Retention Period or such Key Employee terminates his employment prior to the end of the Retention Period without Good Reason, the entire portion of the Retention Escrow Fund contributed on behalf of such Key Employee shall be forfeited by such Key Employee and shall be retained by Parent.

          (c) Release for Taxes Due and Payable. Parent shall release to each Key Employee a portion of such Key Employee's Retention Cash Amount equal to, up to an aggregate for all releases, twenty percent (20%) of such Key Employee's portion of the Retention Escrow Fund upon the receipt of written notice from such Key Employee certifying that a Tax payment with respect to such portion of the Escrow Fund is due and owing to a Tax Authority.

          (d) Guarantee of Retention Stock Amount. At the time any portion of Retention Stock is distributed to a Key Employee, in the event that the Release Date Stock Price is less than the Parent Stock Price, Parent shall issue to such Key Employee additional shares of Parent common stock having a value (based on the Release Date Stock Price) equal to the difference between (A) the value of the Retention Stock so released based on the Parent Stock Price minus (B) the value of the Retention Stock so released based on that Release Date Stock Price. The additional shares issued under this Section 1.13(c) shall be subject to Parent's collection of all applicable federal and state income and employment withholding taxes, and no such additional shares shall be issued to the Key Employee until the applicable taxes are collected from such Key Employee.

          (e) Protection of Retention Escrow Fund. Parent shall hold and safeguard the Retention Escrow Fund during the Retention Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Retention Escrow Fund only in accordance with the terms hereof. Interest, if any, and dividends earned on the Retention Escrow Fund during the Retention period shall be paid to Key Employees in proportion to their respective interests in the Retention Escrow Fund as set out in Section 1.13(c) hereof, upon the release to such Key Employee of their Retention Stock. The shares of Retention Stock shall be voted in accordance with the instructions received from the beneficial owners of such shares. In the absence of such instructions, Parent shall be under no obligation to vote such shares. Parent shall forward proxy information, annual or other reports or other information with respect to the Retention Stock.

     1.14 Retention Option Pool. As soon as practicable after the Closing Date, Parent shall grant to the employees of the Company listed on Exhibit G who become employees of the Parent of the Surviving Corporation after the Effective Time, options to purchase shares of Parent Common Stock (totaling 150,000 shares in the aggregate) pursuant to the Parent's 1994 Stock Option Plan at a per share exercise price equal to the closing bid price for shares of Parent Common Stock on the last trading day prior to the date of the grant as quoted on the NASDAQ National Market automated quotation system (the "Retention Parent Stock Options"). The allocation of options among the Employees listed on Exhibit G shall be determined by GaSonics after the Closing Date.


                                   ARTICLE 2
                        REPRESENTATIONS AND WARRANTIES
                                OF THE COMPANY

     Except as specifically set forth in the disclosure schedule attached as
Schedule 1 hereto (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub that the representations and warranties set forth in this Article 2 are true and correct as of the date hereof and as of the Closing Date. All disclosures set forth in such Company Disclosure Schedule shall be deemed representations and warranties of the Company.

     2.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. The Company is not required to qualify as a foreign corporation in any jurisdiction. The Company has delivered to Parent complete and correct copies of its (i) Articles of Incorporation and Bylaws, which Articles of Incorporation and Bylaws are in full force and effect and have not been amended, corrected, restated or superseded in any way, (ii) minutes of all directors' and shareholders' meetings, all of which are complete and accurate as of the date hereof, (iii) stock certificate books and all other records of the Company, which collectively correctly set forth the record ownership of all outstanding shares of capital stock and all rights to purchase capital stock of the Company and (iv) form of stock certificates, option plans and agreements and rights to purchase shares of capital stock of the Company. The Company is not in violation, and has not taken any action in violation, of any provisions of its Articles of Incorporation or Bylaws.

     2.2  Capital Structure.

          (a) The authorized and issued capital stock of the Company consists of:

               (i) Preferred Stock. 25,000,000 shares of preferred stock, with no par value, 3,715,170 of which have been designated Series A Preferred Stock (the "Company Series A Preferred Stock"), and 8,732,200 of which have been designated as Series B Preferred Stock (the "Company Series B Preferred Stock", and together with the Company Series A Preferred Stock, the "Company Preferred Stock"). There are issued and outstanding 3,715,170 shares of

Company Series A Preferred Stock and 8,732,200 shares of Company Series B Preferred Stock. Each outstanding share of Company Series A Preferred Stock and Company Series B Preferred Stock is convertible into one share of Company Common Stock.

          (ii) Common Stock. 75,000,000 shares of Company Common Stock, with no par value (the "Company Common Stock"), of which 20,837,487 shares are issued and outstanding.

          (iii) Options. There are outstanding Company Options to acquire 1,796,900 shares of Company Common Stock.

          (iv) Warrants. There are no outstanding Company Warrants to acquire shares of Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock or any other Company Capital Stock.

          (v) Other Rights. There are no other outstanding shares of Company Capital Stock or any other right to receive or purchase equity securities or securities convertible, exercisable or exchangeable for equity securities of the Company

     (b) All outstanding shares of Company Capital Stock are, and any shares of Company Capital Stock issuable upon the exercise of any Company Options (subject to receipt of the exercise price as provided therein) will be, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's Articles of Incorporation or Bylaws or any agreement to which the Company is a party or by which the Company may be bound. All outstanding Company securities have been issued in compliance with applicable federal and state securities laws. Other than as described herein, there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company is a party or by which the Company may be bound that do or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company's Capital Stock or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

     (c) Schedule 2 contains a complete and accurate list of, and the number of shares owned of record by, the holders of outstanding Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Warrants, Company Options and any other security or right to acquire any security of the Company, including the addresses of such holders. Such Schedule 2 identifies the vesting schedule, applicable legends, and repurchase rights or other risks of forfeiture of any outstanding security.

     (d) All Company Options have been issued in accordance with all federal and state securities laws. The Company does not have in effect any stock appreciation rights plan and no stock appreciation rights are outstanding. None of the outstanding Company Options permit any accelerated vesting or exercisability of those options or the shares of Company Common Stock subject to those options by reason of the Merger or any other transactions contemplated by this Agreement, and the terms of the Company Stock Option Plan and the outstanding agreements for the Company Options each permit the Parent's assumption of those options as options to purchase Parent Common Stock as provided in Section 1.6(d) of this

Agreement (including the substitution of additional shares of Parent Common Stock for the PreMerger Cash Value), without the consent or approval of the holders of those options (to the extent waivers are not obtained from such holders pursuant to Section 5.13 of this Agreement), the Company's shareholders, or otherwise, and without any accelerated vesting of those Company Options or the underlying shares. True and complete copies of the Company Stock Option Plan and all agreements and instruments relating to the Company Options been provided to Parent, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent. No unvested shares of Company Capital Stock shall vest on an accelerated basis by reason of the Merger or any transactions contemplated by this Agreement.

          (e) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, registration right option or other restriction on transfer applicable to any shares of Company Capital Stock.

          (f) The Company is not a party or subject to any agreement or understanding, and, to the best of the Company's knowledge, there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company.

     2.3 No Subsidiaries. The Company does not own or control, directly or indirectly, any corporation, partnership, business, trust or other entity.

     2.4  Authority.

          (a) Subject only to the requisite approval of the Merger and this Agreement by the stockholders of the Company, the Company has all requisite corporate power and authority to enter into this Agreement, to execute, deliver and perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Company's Board of Directors, and no other action on the part of the Board of Directors of the Company is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

          (b) The execution, delivery and performance of this Agreement does not and the performance and consummation of the transactions contemplated hereby will not, conflict with or result in any material violation of any Law applicable to the Company or its Assets and

Properties, or conflict with or result in any conflict with, breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or the loss of a material benefit under, or result in the creation of a Lien on any of the Assets and Properties of the Company pursuant to (i) any provision of the Articles of Incorporation or Bylaws of the Company or (ii) any Contract to which the Company is a party or by which the Company or any of its Assets and Properties may be bound or affected.

          (c) No Approval is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except (i) for such Approvals as may be required under state securities or Blue Sky laws in connection with the transactions set forth herein [and (ii) any filings as may be required under the HSR Act.]

     2.5 Financial Statements. The Company has furnished to Parent its unaudited financial statements (balance sheet, statement of operations and statement of cash flow) as of and for the years ending December 31, 1997, December 31, 1998 and December 31, 1999 and as of and for the seven-month period ending July 31, 2000 (the "Company Financial Statements"). The Company Financial Statements are complete and correct in all respects and fairly present the financial position of the Company as and at the dates thereof and the Company's results of operations for the periods then ended; provided the financial statements for the period ended July 31, 2000 are subject to normal year-end adjustments.

     2.6  Payables; Receivables.

          (a) Section 2.6(a) of the Company Disclosure Schedule sets forth an aging of accounts payable of the Company in the aggregate and by creditor (for the periods 0-30 days, 30-90 days and greater than 90 days, if applicable) as of June 30, 2000.

          (b) Section 2.6 (b) of the Company Disclosure Schedule sets forth an aging of accounts receivable of the Company in the aggregate and by debtor (for the periods 0-30 days, 30-90 days and greater than 90 days as of June 30); provided however, that disclosure of debts owed by any single debtor that, in the aggregate, do not exceed $1,000 need not be included. All accounts and notes receivable (the "Accounts") reflected on the Company Unaudited Financial Statements are (i) valid, genuine and existing, (ii) subject to no defenses, setoffs or counterclaims, (iii) current (not more than ninety (90) days past due) and collectable in the ordinary course of business, net of reserves less any applicable trade discounts. No Person has any lien on such Accounts or any part thereof; no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any of such Accounts; and to the best of the Company's knowledge no customer of the Company with an Account balance is involved in voluntary or involuntary bankruptcy proceedings or is otherwise insolvent or has notified the Company that such customer will not pay its Account.

     2.7 Compliance with Laws. The Company is in compliance and has conducted its business and operations so as to comply with all applicable Laws. There are no Orders (whether rendered by a court or administrative agency or by arbitration) and, to the Company's knowledge, no basis currently exists for any Orders against the Company or against any of its

Assets and Properties, and none are pending or, to the best knowledge of the Company, threatened. The Company has not received any notice from any Governmental Entity of any violation of Laws. The Company has all permits, licenses, orders, authorizations, registrations, concessions, certificates, approvals and other instruments of any Governmental Entity (the "Government Licenses") (each of which is in full force and effect) necessary for the conduct of its business. The Company is in compliance with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Government Licenses. The Company has made all filings and registrations and the like necessary or required by law to conduct its business. There is not now pending, nor, to the best of the Company's knowledge, is there threatened, any Action or Proceeding and, to the Company's knowledge, there is no basis for any Action or Proceeding against the Company before any Governmental Entity with respect to the Government Licenses, nor is there any issued or outstanding notice, order or complaint with respect to the violation by the Company of the terms of any Government License or any rule or regulation applicable thereto.

      2.8 No Defaults. The Company is not and has not been at any time, and it has not received notice that it is or would be with the passage of time (x) in violation of any provision of its Articles of Incorporation or Bylaws or (y) in default or violation of (a) any term, condition or provision of any Order applicable to the Company, or (b) any term or condition of any agreement, note, mortgage, indenture, contract, lease, instrument, Law or Permit to which the Company is a party or by which the Company or its properties or assets may be bound and there does not exist any facts which constitute an event of default on the part of the Company under any of the above.

     2.9 Litigation. There is no Action or Proceeding pending or, to the best of the Company's knowledge, threatened against the Company or any of its officers, employees or directors which could have an adverse effect on the Company's Business or Condition of the Company. To the best of the Company's knowledge, there is no basis for any Action or Proceeding against the Company or any of its officers, employees or directors which could have an adverse effect on the Company's Business or Condition of the Company. There is no Action or Proceeding by the Company pending or which it intends to initiate. To the best of the Company's knowledge, there is no basis for any Action or Proceeding by the Company.

     2.10 Conduct in the Ordinary Course. Since June 30, 2000, the Company has conducted its business in the ordinary course and there has not occurred:

          (a) Any material and adverse change in the Business or Condition of the Company or operating results from that are not reflected in the Company Financial Statements, including any Liabilities or obligations, other than changes in the ordinary course of business;

          (b) Any damage, destruction or loss, whether covered by insurance or not, that individually or in the aggregate would have a material and adverse effect on the Business or Condition of the Company;

          (c) Any declaration, setting aside or payment or other distribution in respect of any Company Capital Stock, or any direct or indirect redemption, purchase or other acquisition of any Company Capital Stock by the Company;

          (d) Any approval or action to put into effect any general increase in any compensation or benefits payable to any class or group of employees of the Company, any increase in the compensation or benefits payable or to become payable by the Company to any of its directors, officers or employees or any bonus, service award, percentage compensation or other benefit paid, granted or accrued to or for the benefit of any employee, the adoption of any amendment to the exercisability or vesting of any employee stock options (including any of the Company Options) or the vesting of any unvested shares of Company Common Stock or the authorization of any cash payments in exchange for such options or unvested shares, or the adoption of any other amendment in any employee benefit plan or compensation commitment or any severance agreement or employment contract to which any employee is a party.

          (e) Any Lien created or suffered by the Company with respect to any of its Assets and Properties, except Liens for taxes not yet due or payable;

          (f) Any (A) incurrence, assumption or guarantee by the Company of any debt for borrowed money other than trade indebtedness incurred in the ordinary course of business consistent with past practice; (B) waiver or compromise by it of a valuable right or of a debt owed to it except that which is not material to its Business or Condition; (C) satisfaction or discharge of any Lien or payment of any obligation by it, except that which is not material to its Business Condition; (D) issuance or sale of any securities convertible into or exchangeable for debt securities of the Company; or (E) issuance or sale of options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any securities convertible into or exchangeable for any such debt securities;

          (g) Any entry into, amendment of, relinquishment, termination or nonrenewal by the Company of any contract, lease, commitment or other right or obligation other than in the ordinary course of business consistent with past practice;

          (h) Any transfer or grant of a right under the Intellectual Property Rights other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

          (i) Any resignation or termination of employment of any employee; and the Company does not know of the impending resignation or termination of employment of any such employee;

          (j) Any making of any loan, advance or capital contribution to, or investment in, any person other than advances made in the ordinary course of business of the Company; or

          (k) Any agreement or arrangement made by the Company to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 2.10 untrue or incorrect as of the date when made.

     2.11 Absence of Undisclosed Liabilities. Except as disclosed or reflected in the Company Unaudited Financial Statements, the Company has no Liabilities or obligations (whether absolute, accrued or contingent).

     2.12 Complete Disclosure. The copies of all instruments, agreements, other documents and written information delivered by the Company or its professional advisors to Parent or its counsel and accountants are and will be complete and correct as of the date of delivery thereof.

     2.13 Certain Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, former employee or service provider of the Company under any Company Employee Plans or otherwise, (b) materially increase any compensation or other benefits payable under any Company Employee Plans or (c) result in the acceleration of the time of payment or vesting of any such benefits including the Company Options and any other instrument evidencing capital stock issued to any service provider of the Company. No payment or benefit that will be made by the Company to any employee prior to, at time of, or after Closing, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

     2.14  Employee Benefit Plans.

          (a) Section 2.14(a) of the Company Disclosure Schedule lists, with respect to the Company, any Subsidiary of the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or
(o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee, loans to officers and directors, (iii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance or termination pay, medical, dental, vision care, disability, sick pay, vacation, holiday or sabbatical pay, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section
129), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than $5,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (collectively, the "Company Employee Plans").

          (b) The Company has furnished to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or still has a remaining period of time under applicable Treasury Regulations or IRS Pronouncements in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. The Company has also furnished Parent with the most recent IRS determination letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code
Section 401(a). The Company has also furnished Parent with all registration statements and prospectuses prepared in connection with each Company Employee Plan.

          (c) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable Law; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which would reasonably be expected to have, either individually or in the aggregate, a material and adverse effect on the Company; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, either individually or in the aggregate, a material and adverse effect on the Company, and the Company and each subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iv) neither the Company nor any subsidiary or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all material contributions required to be made by the Company or any subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty
(30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Company Employee Plan is covered by, and neither the Company nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan, except where the failure to do so would not have a material and adverse effect. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.

          (d) With respect to each Company Employee Plan, the Company and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

          (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company, any Company subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting (including any Company Option), or increase the amount of compensation due any such employee or service provider. No payment or benefit which will or may be made or provided by the Company or any current or former employee or other service provider of the Company will constitute an "excess parachute payment" within the meaning of
Section 280G(b)(1) of the Code.

          (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Company Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Company's financial statements.

          (g) The Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 4.12 of the Code.

          (h) Neither the Company nor any Company Subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

     2.15 Employee Matters. The Company is in compliance with all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. The Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. The Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company or any of its Subsidiaries for any amounts under any workers compensation plan or policy or for long term disability. Neither the Company nor any of its Subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no strikes or labor disputes or controversies pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or would reasonably be expected to result in an Action or Proceeding before any agency, court or tribunal, foreign or domestic. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does the Company nor any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees. No employees of the Company have given notice to the Company, nor is the Company otherwise aware, that any such employee intends to terminate his or her employment with the Company.

     2.16 Major Contracts. Except for the contracts described in Section 2.16 of the Company Disclosure Schedule (collectively, the "Contracts"), the Company is not a party to or subject to:

          (a) Any union contract or any employment or consulting contract or arrangement other than stock option or stock purchase agreements or proprietary information agreements, written or oral, with any director, officer or affiliate;

          (b) Any OEM agreement, distribution agreement, volume purchase agreement, customer consulting agreement or other similar agreement, or joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons or provides for payments of more than $1,000 per annum;

          (c) Any distributor, sales, advertising, agency or manufacturer's representative contract;

          (d)  Any lease for real or personal property;

          (e) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to Indebtedness incurred in the acquisition of companies or other entities or Indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, leasehold obligations or otherwise;

          (f) Any license agreement, either as licensor or licensee, other than standard off-the-shelf license agreements entered into in the ordinary course of business;

          (g) Any contract containing covenants purporting to limit the freedom of the Company to compete in any line of business in any geographic area;

          (h) Any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person.

          (i) Any agreement, contract or commitment relating to capital expenditures in excess of $5,000;

          (j) Any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $5,000 over the life of the contract;

          (k) Any agreement, contract or commitment relating to the disposition or acquisition by the Company of any assets in excess of $5,000 or any Intellectual Property Rights (as defined below);

          (l) Any agreement providing for minimum payment or resale obligations, ongoing support or research and development obligations, or warranty obligations on the part of the Company, except arrangements entered into in the ordinary course of business;

          (m) Any agreement for the provision of products or services to any Governmental Entity, except customer agreements entered into in the ordinary course of business;

          (n) Any agreement requiring a commitment of Company resources or personnel to market, distribute or license third-party products or technology, whether on a best-efforts basis or otherwise;

          (o) Any contract that expires or may be renewed at the option of any Person other than the Company so as to expire more than one year after the date of this Agreement;

          (p) Any contract limiting the freedom of the Company to engage in any line of business or to compete with any other Person as that term is defined in the Exchange Act or any confidentiality, secrecy or non-disclosure contract;

          (q) Any contract with any person with whom the Company does not deal at arm's length; or

          (r) Any other agreement, contract, letter of intent, memorandum of understanding or commitment which is material to the Company.

          Each Contract to which the Company is a party or by which it is bound
(i) is valid and binding on the Company and each other party thereto, (ii) is in full force and effect, (iii) has not been breached by the Company or any other party thereto, and (iv) contains no liquidated damages, penalty or similar provision. The Company has not been notified that any party to any such Contract intends to cancel, withdraw, modify or amend such Contract. The Company and each other party thereto has performed all obligations required to be performed by it on or prior to the date hereof under each Contract or undertaking referred to in this Agreement, and is not aware of any facts from which it could reasonably conclude that it or any other party thereto will not be able to perform all obligations required to be performed by it or such other party subsequent to the date hereof under each such Contract or undertaking.

     2.17 Taxes. All Tax returns, statements, reports and forms (including without limitation estimated Tax returns and reports and information returns and reports) required to be filed with any Tax authority with respect to any Taxable period ending on or before the Closing Date, by or on behalf of the Company (collectively, the "Company Returns"), have been or will be properly completed and filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Closing Date have been or will be paid on or before such date. The Company Financial Statements fully accrue all actual and contingent liabilities for all unpaid Taxes with respect to all periods (or portions of such periods) through June 30, 2000 and the Company has not and will not incur any Tax liability in excess of the amount reflected on the Company Financial Statements (whether or not reflected as payable on any Tax return that has been filed) with respect to such periods (or portions of such periods). The Company has not and will not incur any Tax liability for periods (or portions of periods) after June 30, 2000 through the Closing Date other than in the ordinary course of business. The Company has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. The Company has not been granted any extension or waiver of the limitation period applicable to any Company Returns. There is no claim, audit, action, suit, proceeding, or investigation now pending or, or to the best of the Company's knowledge, threatened against or with respect to the Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax authority has been received by the Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to the Company, adversely affect the liability of the Company for Taxes. Neither the Company nor any person on behalf of the Company has entered into or will enter into any agreement or consent pursuant to Section 341(f) of the Code. The Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount or the provision of any benefit that would not be deductible by reason of Sections 280G or 404 of the Code. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than the Company nor does the Company owe any amount under any such agreement. The Company has previously provided or made available to Parent true and correct copies of all the Company Returns filed through the date of this Agreement. The Company will make available to Parent all Company Returns filed after the date of this Agreement, all work papers with respect to Company Returns, all Tax opinions and memoranda with respect to Taxes owed or potentially owed by the Company, all other Tax data and documents reasonably requested by Parent. The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Except as may be required as a result of the consummation of the transactions set forth herein, the Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the consummation of the transactions set forth herein. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

     2.18  Intellectual Property.

          (a) The Company owns or is licensed or is otherwise entitled to exercise, without restriction, all rights to all patents, trademarks, trade names, service marks, copyrights, mask works, trade secrets and other intellectual property rights, and any applications or registrations therefor, and all inventions, mask work layouts, net lists, schematics, technical drawings, technology, know-how, processes, formulas, algorithms, computer software programs, documentation, and all other tangible and intangible information or material in any form, used or currently proposed to be used in the business of the Company as currently conducted or as proposed to be conducted, without any conflict with or infringement of the rights of others (collectively, the "Intellectual Property Rights").

          (b) Section 2.18(b) of the Company Disclosure Schedule lists: (A) all copyrights, patents, patent applications, trademarks, service marks, tradenames and other company, product or service identifiers owned by or licensed to the Company with respect to any Intellectual Property Rights (other than shrinkwrap licenses and other software licenses available to the general public); (B) the jurisdiction(s) in which an application for patent or application for registration, if any, of each such Intellectual Property Right has been made, including the respective application numbers and dates; (C) the jurisdiction(s), if any, in which each such Intellectual Property Right has been patented or registered, including the respective patent or registration numbers and dates;
(D) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any other party is authorized to use, exercise, or receive any benefit from the Intellectual Property Rights; and (E) all parties to whom the Company has delivered copies of or disclosed the Company's source code, whether pursuant to an escrow arrangement or otherwise, and all parties who have the right to receive such source code. The Company has delivered to Parent copies of all licenses, sublicenses, and other agreements identified pursuant to clause (D) above.

          (c) The Company is the owner or exclusive licensee of, with all right, title and interest in and to (free and clear of any liens, encumbrances or security interests), the Intellectual Property Rights (other than shrinkwrap licenses and other software licenses available to the general public) and has the rights to use, sell, license, assign, transfer, convey or dispose thereof or the products, processes and materials covered thereby. The Company has taken all steps that it has reasonably deemed necessary or appropriate, including without limitation the filing and prosecution of patent and trademark applications to perfect and protect its interest in the Intellectual Property Rights in all countries in which the Company does business to the extent reasonably deemed necessary and appropriate; and the Company has the exclusive right to file, prosecute, and maintain such applications and the patents and registrations that issue therefrom.

          (d) All patents and registered trademarks, service marks, and other company, product or service identifiers and registered copyrights held by the Company are valid and enforceable.

          (e) The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Intellectual Property Rights of the rights to such contributions that the Company does not already own by operation of law.

          (f) To the best of the Company's knowledge, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including, without limitation, any service provider of the Company.

          (g) The Company has not brought any actions or lawsuits alleging (i) infringement of any of the Intellectual Property Rights or (ii) breach of any license, sublicense or other agreement authorizing another party to use the Intellectual Property Rights, and, to the best of the Company's knowledge, there does not exist any facts which could form the basis of any such action or lawsuit. The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Intellectual Property Rights.

          (h) No person has asserted or threatened to assert any claims with respect to the Intellectual Property Rights (i) contesting the right of the Company to use, exercise, sell, license, transfer or dispose of any of the Intellectual Property Rights or any products, processes or materials covered thereby or (ii) challenging the ownership, validity or enforceability of any of the Intellectual Property Rights. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by the Company.

          (i) The Company Disclosure Schedule separately lists (i) all copyrights, patents, patent applications, trademarks, service marks, tradenames and other company, product or service identifiers licensed to the Company ("In-Licensed Intellectual Property Rights") (other than shrinkwrap licenses or other software licenses available to the general public), and (ii) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use, exercise, or receive any benefit from any In-Licensed Intellectual Property Rights. The Company has delivered to Parent copies of all licenses, sublicenses and other agreements identified above. The Company is in compliance with all material terms and conditions of all such licenses, sublicenses, and other agreements. The Company has no knowledge of any assertion, claim or threatened claim that the Company has breached any terms or conditions of such licenses, sublicenses, or other agreements.

          (j) The Company has the right to sell, assign, transfer, and convey all of its right, title and interest in and to the Intellectual Property Rights and In-Licensed Intellectual

Property Rights to Parent. The Company is not, nor will be as a result of the execution and delivery of this Agreement or the performance of the Company's obligations hereunder, in violation of, or lose or in any way impair any material rights pursuant to any license, sublicense or agreement described in
Section 2.18 of the Company Disclosure Schedule.

          (k) The manufacture, marketing, license, sale or use of any product or service as now used or offered or proposed for use or sale by the Company does not infringe any copyright, patent, trade secret, or other intellectual property right of any third party or violate any license or agreement with any third party. The Company has not received service of process or been charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, trade secret rights, copyrights or other intellectual property rights and which has not been finally terminated prior to the date hereof; there are no such charges or claims outstanding; and the Company does not have any outstanding restrictions or infringement liability with respect to any patent, trade secret, trademark, service mark, copyright or other intellectual property right of another.

          (l) The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any third party intellectual property right, the Intellectual Property Rights or In-Licensed Intellectual Property Rights.

          (m) The Company has taken all commercially reasonable and appropriate steps to protect and preserve the confidentiality of all inventions, algorithms, formulas, schematics, technical drawings, ideas, know-how, processes not otherwise protected by patents or patent applications, source code, program listings, and trade secrets that the Company has reasonably deemed to be confidential and material to its business ("Confidential Information"), including without limitation the marking of all such Confidential Information with appropriate "Proprietary" or "Confidential" legends, the establishment of policies for the handling, disclosure, and use of Confidential Information, and the acquisition of valid written nondisclosure agreements from any party receiving Confidential Information. All Confidential Information is presently and as of the Closing will be located at the Company's address as set forth in this Agreement. No person other than the Company has used, divulged or appropriated Confidential Information except for the benefit of the Company. No person has used, divulged or appropriated Confidential Information to the detriment of the Company other than pursuant to the terms of written agreements between the Company and such other persons. The Company has delivered to Parent copies of all nondisclosure agreements or other agreements relating to the handling, disclosure, and use of Confidential Information.

     2.19 Service Provider Agreements. No service provider of the Company is in violation of any term of any employment agreement (whether written or verbal), patent or trademark disclosure agreement, proprietary inventions or non-disclosure agreement or any other contract or agreement relating to the relationship of any such service provider with the Company or any other party (including prior employers) or any term of any judgment, decree, or order, because of the nature of the business now conducted or proposed to be conducted by the Company. Each current and former service provider of the Company has executed a proprietary information and inventions agreement (or similar agreement) with the Company in the form then being used by the Company, all of which forms have been previously delivered to Parent by the Company. Each employee or consultant-inventor has executed a written agreement validly assigning his or her rights to the Company in all inventions, pending patent applications, all patents issued, copyrights, trademarks, trade secrets and all other intellectual property rights developed by such service provider while working for or on behalf of the Company. To the extent the Company has ever utilized consultants or independent contractors, each consultant or independent contractor has executed a written agreement, validly assigning to the Company his or her rights in and to all patents, copyrights, trademarks, trade secrets and works of authorship relating to products, services or technology designed, developed, manufactured, licensed, sold, marketed or serviced by the Company and its business, that the consultant or independent contractor created or developed, either in whole or in part, for the Company. The Company is not aware that any of its service providers is in violation thereof and has used and will use all efforts to prevent any such violation. The Company is not aware that any of its service providers are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as conducted or as proposed to be conducted or that would prevent any such service provider from assigning inventions to the Company. The Company does not believe that it is or will be necessary for the Company to utilize any inventions of any of its service providers (or people it currently intends to hire) made prior to their employment by or relationship with the Company and, to the best of the Company's knowledge, no service provider is in violation of any agreements with past employers.

     2.20 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property by the Company, or the continuation of the business of the Company as currently conducted or as currently proposed to be conducted.

     2.21  Title to Properties.

          (a)  Real Property.  The Company does not own any real property.

          (b) Leases Schedule. All of the existing real and personal property leases of the Company are listed in Section 2.21(b) of the Company Disclosure Schedule and have been delivered previously to Parent.

          (c) Title to Assets. Except for title to Intellectual Property Rights, which is covered by Section 2.19 above, the Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Financial Statements or acquired after the date of the Company Unaudited Financial Statements (the "Financial Statement Date") (except properties, interests in properties and assets sold or otherwise disposed of since the Financial Statement Date in the ordinary course of business consistent with past practice), or with respect to leased Assets and Properties, free and clear of all Liens of any kind or character, except (a) the Lien of current Taxes not yet due and payable, (b) such imperfections of title and Liens as do not and will not (i) materially detract from or interfere with the use of the Assets and Properties subject thereto or affected thereby, or
(ii) otherwise materially impair business operations involving such Assets and Properties and (c) Liens securing debt which is reflected on the Company Financial Statements. The plants, property and equipment of the Company that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear.

          (d) Tangible Personal Property. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal Assets and Property used in the conduct of its business, including all tangible personal Assets and Property reflected on the Company Financial Statements and tangible personal Assets and Property acquired since the Financial Statement Date, other than Assets and Property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal Assets and Property is free and clear of all Liens and is adequate and suitable in all material respects for the conduct by the Company of its business as presently conducted, and is in good working order and condition in all material respects, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

     2.22 Environmental Matters. The Company (i) has obtained all applicable Government Licenses which are required under foreign, federal, state or local Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company (or its agents); (ii) is in compliance with all terms and conditions of such required Government Licenses, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Laws or contained in any regulation, code, plan, order, decree, judgement, notice or demand letter issued, entered, promulgated or approved thereunder,
(iii) is not aware of nor has received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance or which could give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's (or any of its agents') manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material, waste or substance or otherwise occurring on property leased or previously leased by the Company; (iv) has taken all actions necessary under applicable requirements of federal, state or local Laws to register any products or materials required to be registered by the Company (or any of its agents) thereunder; and (v) is not aware of any contaminated soil or groundwater at or under any of the properties owned or operated, leased or previously owned or leased by the Company. With respect to facilities owned, leased, operated or used by the Company, there has been no use, presence, disposal, storage, generation or release of Hazardous Materials on, from or under any such facility by the Company or to its knowledge any other Person nor does the Company ship or transport Hazardous Materials. The Company has disclosed to Parent in Section
2.22 of the Company Disclosure Schedule (i) all Government Licenses relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company (or its agents) its holds as of the date hereof, and (ii) all documents relating to tests previously conducted or to be conducted in the future for potential contamination at any of the Company's facilities, whether owned or leased, including soil and water tests.

     2.23  Insurance.

          Section 2.23 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the amounts of coverage under each such policy and bond of the Company. Each policy listed in Section 2.23 of the Company Disclosure Schedule is valid and binding and in full force and effect. The insurance policies listed in Section 2.23 of the Company Disclosure Schedule, (i) in light of the business, operations and Assets and Properties of the Company are, in the reasonable opinion of the Company, in amounts and have coverage that are reasonable and customary for Persons engaged in similar businesses and operations and having similar Assets and Properties and (ii) are in amounts and have coverages as required by any Contract to which the Company is a party or by which any of its Assets and Properties is bound. The Company has not been refused any requested coverage and no material claim made by the Company has been denied by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and the Company is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). There is no claim pending or, to the knowledge of the Company, threatened under any such policies or bonds. The Company does not know of any threatened termination of, the invalidation of any coverage of or material premium increase with respect to, any of such policies. The Company shall continue to be entitled to the benefit or each insurance policy or bond upon the consummation of the transactions contemplated hereby.

     2.24 Personnel. Section 2.24 of the Company Disclosure Schedule lists the names of all current directors, officers, employees, independent contractors and consultants of the Company, setting forth the job title of, and salary (including bonuses and commissions) payable to each such person. The employment of each of the Company's employees is "at will." The Company does not have any obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such employees any severance benefits in connection with their termination of employment or service. In addition, no severance pay will become due to any the Company employees under any the Company agreement, plan or program as a result of the transactions set forth in this Agreement.

     2.25 Third-Party Consents. Except as set forth under Section 2.25 of the Company Disclosure Schedule, no Approval is needed from any third party in order to effect the Merger or any of the other transactions contemplated hereby or to ensure that the Company's rights under any contract, license, agreement, permit, approval or other rights remain in full force and effect after the consummation of the transactions contemplated hereby.

     2.26 Product Warranties; Defects; Liabilities. Each product manufactured, sold, licensed, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties. The Company has no Liability, and to the knowledge of the Company, there is no current reasonable basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability, for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, licensed, leased or delivered by the Company is subject to any guaranty, lease or warranty beyond that implied or imposed by applicable law.

     2.27 Year 2000 Compliance. There has been no adverse change to the Company's business or electronic systems or material interruptions in the delivery of the Company's products and services by reason of the advent of the year 2000. The Company has taken all actions necessary and appropriate to ensure that the IT systems and non-IT systems used by the Company in its internal operations will function properly beyond 1999 (and the Company has no knowledge of any material issues that have arisen in connection therewith).

     2.28 Related Party Transactions. No employee, officer or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued but unpaid salary, bonus or travel expenses incurred in the ordinary course of business and consistent with past practice). To the best of the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that the employees, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company is directly interested in any material contract or agreement with the Company.

     2.29 Brokers or Finders; Professional Fees. No agent, broker, investment banker or other firm or person is, or will be, entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     2.30 Export Control Laws. The Company has conducted its export transactions in accordance with applicable provisions of United States export control Laws, including but not limited to the U.S. Export Administration Act and implementing U.S. Export Administration Regulations. Without limiting the foregoing, the Company represents and warrants that:

          (a) The Company has obtained all export licenses and other Approvals required for its exports of products, software and technologies from the United States;

          (b) The Company is in compliance with the terms of all applicable export licenses or other Approvals;

          (c) There are no pending or threatened claims against the Company with respect to such export licenses or other Approvals;

          (d) There are no actions, conditions or circumstances pertaining to the Company's export transactions that may give rise to any future claims; and

          (e) No Approvals for the transfer of export licenses to Parent are required, or such Approvals can be obtained expeditiously without material cost.

     2.31 Foreign Corrupt Practices Act. None of the activities or types of conduct below have been or may have been engaged in by the Company, either directly or indirectly:

          (a) Any bribes or kickbacks to government officials or their relatives, or any other payments to such persons, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business; or

          (b) Any bribes or kickbacks to persons other than government officials, or to relatives of such persons, or any other payments to such persons or their relatives, whether or not legal, to obtain or retain business or to receive benefits under any contract or other arrangement or to receive favorable treatment with regard to business or any contract or other benefit; or

          (c) Any illegal contributions made to any political party, political candidate or holder of governmental office; or

          (d) Any bank accounts, funds or pools of funds created or maintained without being reflected on the corporate books of account, or as to which the receipts and disbursements therefrom have not been reflected on such books; or

          (e) Any receipts or disbursements, the actual nature of which has been "disguised" or intentionally misrecorded on the corporate books of account; or

          (f) Fees paid to consultants or commercial agents which exceeded the reasonable value of the services purported to have been rendered; or

          (g) Any payments or reimbursements made to personnel of the Company for the purposes of enabling them to expend time or to make contributions or payments of the kind or for the purpose referred to in subparagraphs (a)-(f) above. In addition, the Company has not violated the United States
Corrupt Foreign Practices Act or any other similar Laws of any country.

     2.32 Compliance with Regulation D; Shareholders. The Company is, and prior to the Closing, each holder of Company Capital Stock will be, aware that the Parent Common Stock to be issued pursuant to the Merger will constitute "restricted securities" within the meaning of Securities Act. The Company agrees that the at no time was the Company or any holder of Company Capital Stock presented with or solicited by or through any leaflet, public promotional meeting. television advertisement or any other form of general advertising or solicitation in connection and concurrently with the Merger and the other transactions contemplated by this Agreement. Except as described in Schedule 2.32, to the Company's knowledge, each holder of Company Capital Stock or options to purchase Company Capital Stock is an "accredited investor" as defined in Regulation D under the Securities Act.

     2.33 Information Statement. The information relating to the Company included in the information statement mailed to stockholders of the Company in connection with the transactions contemplated hereby (the "Information Statement") pursuant to Section 5.2 shall not, at the time the Information Statement is mailed to stockholders of the Company and at any time subsequent thereto (through and including the Effective
Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or information should be discovered by the Company which should be set forth in an amendment to the Information Statement, the Company shall promptly inform Parent.

     2.34 Representations Complete. None of the representations or warranties made by the Company or any stockholder of the Company in this Agreement or the agreements contemplated hereby, nor any document, written information, statement, financial statement, schedule (including the Company Disclosure Schedule), certificate (including any Shareholder Certificate) or exhibit prepared and furnished or to be prepared and furnished by the Company or its representatives to Parent or Merger Sub pursuant hereto or thereto in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. There is no presently existing event, fact or condition that adversely affects the Company's Business or Condition, or that could reasonably be expected to do so, which has not been set forth in this Agreement or the agreements contemplated hereby or otherwise disclosed by the Company to Parent in writing.

                                   ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby represent and warrant to the Company that, as of the date of this Agreement, except as set forth in the Parent Disclosure Schedule attached as Schedule 3 ("Parent Disclosure Schedule"), which exceptions shall be deemed to be representations and warranties as if made hereunder:

     3.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the Business or Condition of Parent. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Articles of Incorporation, as applicable, or Bylaws or equivalent organizational documents.

     3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligation of Parent and Merger Sub.

     3.3 SEC Documents; Financial Statements. Parent has made available to Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Parent since September 30, 1999 and, prior to the Effective Time, Parent will have furnished or made available to Company true and complete copies of any additional documents filed with the SEC by Parent after the date hereof and prior to the Effective Time (collectively, the "Parent SEC Documents"). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

     3.4 Litigation. There is no litigation pending against Parent or any of its subsidiaries or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against Parent or any of its Subsidiaries, or, to the knowledge of Parent, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement.

                                   ARTICLE 4
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, the Company agrees (unless Parent shall give its prior consent in writing) to carry on its business in the ordinary course consistent with past practice, to pay its Liabilities and Taxes consistent with the Company's past practices (and in any event when due), to pay or perform other obligations when due consistent with the Company's past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and, to use its best efforts and institute all policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent, take, or agree in writing or otherwise to take, any of the following actions:

          (a) Charter Documents: Cause or permit any amendments to its Articles of Incorporation or Bylaws;

          (b) Dividends; Changes in Capital Stock: Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

          (c) Stock Option Plans: Grant any options or other rights to acquire Company Capital Stock, accelerate, amend or change the exercisability or vesting of outstanding options (including the Company Options) or other rights granted under its stock plans or the vesting of any outstanding unvested shares of Company Common Stock or authorize any cash payments in exchange for such options, rights or unvested shares, except as expressly provided for hereunder;

          (d) Material Contracts: Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

          (e) Issuance of Securities: Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Capital Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

          (f) Intellectual Property: Transfer to any person or entity any of its Intellectual Property Rights other than non-exclusive licenses in the ordinary course of business consistent with past practice;

          (g) Exclusive Rights: Enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Company's products, services or technology;

          (h) Dispositions: Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the Company's business, except for sales of products in the ordinary course;

          (i) Indebtedness: Incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (j)  Leases:  Enter into any operating lease;

          (k) Payment of Obligations: Pay, discharge or satisfy in an amount in excess of five thousand dollars ($5,000) in any one case or ten thousand dollars ($10,000) in the aggregate, any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Unaudited Financial Statements and reasonable expenses incurred in connection with the transactions contemplated by this Agreement;

          (l) Capital Expenditures: Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice, provided that such capital expenditures shall not exceed, in the aggregate, five thousand dollars ($5,000);

          (m) Insurance: Materially reduce the amount of any insurance coverage provided by existing insurance policies;

          (n) Termination or Waiver: Terminate or waive any right of substantial value, other than in the ordinary course of business;

          (o) Employee Benefit Plans; New Hires; Pay Increases: Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director or officer level employee or any consultant, pay any special bonus or special remuneration to any employee, consultant or director or, other than in the ordinary course consistent with past practice, increase the salaries, wage rates or compensation of any employee or consultant;

          (p)  Severance Arrangements:  Grant any severance or termination pay
(i) to any director or officer or consultant or (ii) to any other employee or consultant except payments made pursuant to standard written agreements outstanding on the date hereof;

          (q) Lawsuits: Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

          (r) Acquisitions: Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole;

          (s) Taxes: Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (t) Revaluation: Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

          (u) Other: Take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (t) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.2  No Solicitation.

          (a) No Solicitation by the Company. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, stockholders, attorneys, investment advisors, agents, representatives, Affiliates or Associates to) directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (a) solicit, initiate, entertain, review, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to an investment in or any possible Business Combination with the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized),
(b) provide information with respect to the Company to any Person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible investment in or any Business Combination with the Company or any Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized),
(c) enter into any contract, arrangement or understanding with any Person, other than Parent, looking toward an investment in or any Business Combination with the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized), or (d) make or authorize any statement, recommendation or solicitation in support of any possible investment in or Business Combination involving the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized) other than the Business Combination with Parent contemplated by this Agreement. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any such transaction or Business Combination. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal (formal or informal) relating to any of the above, the Company shall immediately notify Parent thereof and provide Parent with the details thereof including the identity of the Person or Persons making such offer or proposal, and copies of any written communication relating thereto and will keep Parent fully informed of the status and details of any such offer of proposal. Each of the Company and Parent acknowledge that this Section 4.2 was a significant inducement for Parent to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the merger consideration to be paid to the stockholders of the Company or
(ii) a failure to induce Parent to enter into this Agreement.

          (b) No Solicitation by Parent. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of
Section 8.1 hereof, Parent will not (nor will Parent permit any of Parent's officers, directors, stockholders, attorneys, investment advisors, agents, representatives, Affiliates or Associates to) directly or indirectly, take any of the following actions with any Person other than the Company and its designees: (a) solicit, initiate, entertain, review, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to an investment in or any possible Business Combination with any Person that is a competitor of the Company or any of its Subsidiaries as of the date hereof or (b) enter into any contract, arrangement or understanding with any Person, other than the Company, looking toward an investment in or any Business Combination with any Person that is a competitor of the Company or any of its Subsidiaries as of the date hereof.

                                   ARTICLE 5
                             ADDITIONAL AGREEMENTS

     5.1 Sale of Shares; Registration. The parties hereto acknowledge and agree that the shares of Parent Common Stock to be issued pursuant to Section
1.6 will not be registered under the Securities Act and therefore shall constitute "restricted securities" within the meaning of the Securities Act and therefore may not be resold or otherwise transferred unless a valid registration statement relating thereto is in effect or an exemption from such requirement is available. The certificates representing the shares of Parent Common Stock shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares. It is acknowledged and understood that Parent is relying upon the representations made by each stockholder of the Company in the Shareholder Certificate in connection with the issuance of Parent Common Stock to such stockholders. Parent will prepare and file at its expense, as promptly as practicable and, in any event, within 20 days following the Closing Date, a registration statement with the SEC covering the resale of such shares of Parent Common Stock issued in connection with the Merger and Parent shall use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable after filing and to keep such registration statement effective until one (1) year after the Effective Time. Any such registration shall be subject to the normal, reasonable and customary terms and conditions used in connection with resale prospectuses.

     5.2 Information Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, the Information Statement. The Information Statement shall comply with all applicable requirements of Law and, shall include without limitation, the information regarding the Company, the terms of the Merger and this Agreement, the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, a waiver by such shareholders of any claims they may have against the Company or Parent, this Agreement and the transactions contemplated hereby and such other documents (including but not limited to the Shareholder Certificate) in order to satisfy the requirements of Regulation D promulgated under the Securities Act in connection with the issuance and sale of Parent Common Stock in the Merger and otherwise shall be in form and substance satisfactory to Parent. Promptly after the preparation thereof, the Company shall mail the Information Statement to all shareholders of the Company entitled to receive such notice under the California Code. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the holders of

Company Capital Stock in the Merger and a proxy statement for solicitation of shareholder approval of the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement, the Company shall promptly inform Parent of such occurrence and cooperate in mailing to shareholders of the Company, such amendment or supplement. The Information Statement shall include the recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of the Company. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its Affiliates or Associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

     5.3 Stockholder Approval. The Company shall immediately after the date hereof take all action necessary in accordance with the California Code and its articles of incorporation and bylaws to convene a special meeting of the Company's shareholders to consider the approval of this Agreement and the Merger (the "Company Stockholders Meeting") or to secure the written consent of its shareholders with respect thereof within no more than thirty (30) days of the date of this Agreement. The Company shall consult with Parent regarding the date of the Company Stockholders Meeting and use all reasonable efforts to hold and shall not postpone without the consent of Parent or adjourn (other than for the absence of a quorum), the Company Stockholders Meeting. The Company shall use all commercially reasonable efforts required to solicit and obtain from its stockholders proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger.

     5.4 Access to Information. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice, the Company shall (i) give Parent, Merger Sub and their respective officers, employees, accountants, counsel, financing sources and other agents and representatives full access, during business hours, to all buildings, offices, and other facilities and to all Books and Records of the Company, whether located on the premises of the Company or at another location;
(ii) permit Parent and Merger Sub to make such inspections as they may require;
(iii) cause its officers to furnish Parent and Merger Sub such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company as Parent and Merger Sub from time to time may request, including financial statements and schedules; (iv) allow Parent and Merger Sub the opportunity to interview such employees and other personnel and Affiliates of the Company with the Company's prior written consent, which consent shall not be unreasonably withheld or delayed; and (v) assist and cooperate with Parent and Merger Sub in the development of integration plans for implementation by Parent and the Surviving Corporation following the Effective Time; provided, however, that no investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty made by the Company herein. Materials furnished to Parent pursuant to this Section 5.4 may be used by Parent for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.

     5.5 Confidentiality. The parties acknowledge that Parent and Company have previously executed a letter of intent containing a non-disclosure agreement dated November 22,

1999 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

     5.6 Expenses. Subject to Section 8.2(b) of this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees; provided, however, that, if the Merger is consummated, Parent shall have full recourse to the Escrow Fund for payment of Third Party Expenses of the Company in excess of $100,000 (excluding the costs, fees and expenses of an audit of the Company to be performed at or about the same time as the Closing), whether such Third Party Expenses have been paid or accrued by the Company or have been incurred (and not accrued and paid) by the Company.

     5.7 Public Disclosure. Unless otherwise required by applicable Law (including federal and state securities Laws) prior to the Effective Time, no disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by the Company or the Stockholder's Agent unless approved by Parent prior to release; provided, however, that the Company shall be permitted to disclose to its customers those terms and conditions that have been previously disclosed by Parent in any public announcement or press release.

     5.8 Approvals. Each of Parent and the Company shall use all commercially reasonable efforts required to obtain all Approvals required of it from Governmental Entities to consummate the Merger, and the Company shall use all commercially reasonable efforts required to obtain Approvals from or under any of the Contracts or other agreements as may be required in connection with the Merger (all of which Approvals with respect to the Company are set forth in the Company Disclosure Schedule), so as to preserve all rights of and benefits to the Company thereunder and Parent shall provide the Company with such assistance and information as is reasonably required to obtain such Approvals.

     5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company, Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     5.10 Shareholder Representation Agreement. The Company shall use its best efforts to deliver or cause to be delivered to Parent, prior to the Closing, from each of the shareholders of the Company an executed Shareholder Certificate and Release in the form attached hereto as Exhibit D (the "Shareholder Certificate").

     5.11 Voting Agreement/Irrevocable Proxies. The Company shall cause Jerry Wong and Masato Toshima, the holders of no less than one-half of the shares of Company Common Stock, and Binh Nguyen and Joeng Haw Yang, the holders of no less than one-half of the shares of the Company Preferred Stock, to execute and deliver to Parent a Voting Agreement (including Irrevocable Proxy) in the form of Exhibit A hereto concurrently with the execution of this Agreement. The Company hereby represents and warrants to Parent that such persons collectively hold a majority of the shares of Company Common Stock issued and outstanding and a majority of the shares of Company Preferred Stock issued and outstanding. The Company further hereby represents and warrants to Parent that approval by such shareholders is sufficient to obtain the necessary Company shareholder approval of the Merger, this Agreement and the related transactions contemplated hereby.

     5.12 Waivers and Releases of Options and Warrants. Prior to the Closing, the Company shall use its best efforts to obtain from all holders of Company Options, a written waiver and release acknowledging and agreeing to the treatment of Company Options provided by this Agreement and waiving and releasing any and all claims in connection with the Company Options, in substantially the form of Exhibit C (or other form reasonably acceptable to Parent and the Company).

     5.13  Employees.

          (a) Parent will make an offer of employment to and negotiate in good faith to hire, and the Company shall use its best efforts to assist Parent in hiring, the employees and contractors listed in Section 2.24 of the Company Disclosure Schedule who are employed by the Company immediately prior to the Closing with compensation and benefits equal to those provided to employees of Parent of comparable employment level and experience. Each of the Key Employees and each of those employees and contractors of the Company listed in Section
2.24 of the Company Disclosure Schedule that accept an offer of employment with Parent shall execute an Employee Confidentiality and Inventions Agreement in the form attached hereto as Exhibit E. Each of the Key Employees shall execute a Non-Competition Agreement in the form attached hereto as Exhibit F.

          (b) If, within the ninety (90) days of the Closing, Parent terminates the employment of any former employee of the Company who was hired by Parent pursuant to paragraph (a) above without Cause, Parent may offer such an employee a Termination Package. A "Termination Package" may include a cash bonus, acceleration of Assumed Options, and/or other benefits. The value and content of Termination Packages, if any, shall be determined in good faith by Messrs. Jerry Wong and Asuri Raghavan after taking into consideration the individual's contribution to Parent and the Company. Notwithstanding the foregoing, no employee shall be entitled to any Termination Package. Notwithstanding the foregoing, in no event shall a Termination Package offered or paid to any former employee constitute an "excess parachute payment" within the meaning of Section 280G(b)(i) of the Code.

     5.14 Reasonable Efforts and Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided, however, that Parent shall not be obligated to consent to or accept any divestiture or operational limitation in connection with the Merger or to make any payment or commercial concession to any third party as a condition to obtaining any required consent or approval of any third party. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.15 Forms S-3 and S-8. Parent agrees to file, promptly after the Closing (provided that Parent has received within 10 business days after the Closing all option documentation it requires relating to the outstanding options), (i) a registration statement on Form S-8 under the Securities Act covering the shares of Parent Common Stock issuable pursuant to the Assumed Options for which a Form S-8 registration statement is available and (ii) a registration statement on Form S-3 under the Securities Act covering the shares of Parent Common Stock issuable pursuant to Assumed Options for which a Form S-8 registration statement is not available, which Form S-3 shall remain current for one year from the Effective Time. Company shall cooperate with and assist Parent in the preparation of such registration statements.

     5.16 Listing of Additional Shares. Prior to the Effective Time, Parent shall file with the Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Capital Stock in the Merger and upon exercise of the Assumed Options and Assumed Warrants.

     5.17 Notices. The Company shall give all notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable Government Entity under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable Law in connection with the transactions provided for in this Agreement.

     5.18 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock.

     5.19 Shareholder Representative. The Company shall deliver or cause to be delivered to Parent at or prior to the Effective Time from each of the "non-accredited" shareholders of the Company, an executed Shareholder Representation Agreement (the "Shareholder Representation Agreement") in the form attached hereto as Exhibit H.

                                   ARTICLE 6
                           CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Governmental and Regulatory Approvals. Approvals from any Governmental Entity (if any) necessary for the consummation of the Merger shall have been obtained, and any waiting period applicable to the consummation of the Merger under the HSR Act (if any) (including with respect to the receipt of Parent Common Stock by a stockholder of the Company) shall have expired or been terminated.

          (b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental Entity or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Merger or which would permit consummation of the Merger only if certain divestitures were made by Parent or if Parent were to agree to limitations on its business activities or operations.

          (c) Shareholder Approval. The Merger shall have been approved by the requisite vote of the Company's shareholders in accordance with the California Code and the Company's Certificate of Incorporation and Bylaws.

     6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) when made and on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such earlier date.

          (b) Performance. Parent and Merger Sub shall have performed and complied in all material respects with each material agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Parent or Merger Sub at or before the Closing.

          (c) Officers' Certificates. Parent and Merger Sub shall have delivered to the Company certificates, dated the Closing Date and executed by their respective President and/or Chief Financial Officers, substantially in the forms set forth in Exhibit J-1 hereto, and certificates, dated the Closing Date and executed by the Secretary of Parent and Merger Sub, substantially in the forms set forth in Exhibit J-2 hereto.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) when made and on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, without regard to any updated disclosure set forth on the Company Disclosure Schedule after date hereof; provided, however, that any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such earlier date.

          (b) Performance. The Company shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Closing Date.

          (c) Officers' Certificates. The Company shall have delivered to Parent a certificate, dated the Closing Date and executed by its President and Chief Executive Officer of the Company, substantially in the form set forth in Exhibit K-1 hereto, and a certificate, dated the Closing Date and executed by the Secretary of the Company, substantially in the form set forth in Exhibit K-2 hereto.

          (d) Shareholder Certificate. Parent shall have received from each holder of Company Capital Stock a complete and executed Shareholder Certificate substantially in the form attached hereto as Exhibit D.

          (e) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the Approvals listed in Section 2.25 of the Disclosure Schedule except for those Approvals which Parent has identified in writing to the Company that it will not require to be received, and such other Approvals which, if not received, could result in the loss or forfeiture (with or without notice or the passing of time) by the Company of any material right under any Material Contract or result in a material adverse effect on the Business or Condition of the Surviving Corporation except for those Approvals which Parent has identified in writing to the Company that it will not require to be received.

          (f) Legal Opinion. Parent shall have received a legal opinion from Thomas L. Bahrick, legal counsel to the Company, as to the matters set forth on Exhibit L hereto.

          (g) Non-Competition Agreements, Employment Agreements and Intellectual Property Agreements. Each of the persons listed on Schedule 6.3(g) (the "Key Employees") shall have agreed in writing to and returned to Parent a Non-Competition Agreement in the form attached as Exhibit F and an Employee Confidentiality and Inventions Agreement in the form attached as Exhibit E.

          (h) Limitation on Dissent. Holders of no more than 8% of the outstanding shares of Company Capital Stock shall have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under the California Code or other applicable Law with respect to their shares by virtue of the Merger.

          (i) FIRPTA Compliance. The executed statement in the form of Exhibit I hereto for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3) shall have been delivered by the Company to Parent and shall continue to be in full force and effect.

          (j) No Material Adverse Change; Absence of Claims. There shall have occurred no material adverse change in the Business or Condition of the Company since the date of the Company Unaudited Financial Statements, and there shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or the Business or Condition of the Company.

          (k) Legal Proceedings. No Governmental Entity shall have notified either party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

          (l) Closing Financial Statements. Parent shall have received, at least three (3) days prior to the Closing, the most recent monthly financial statements of the Company showing no material adverse change in the Business or Condition of the Company from the date of this Agreement.

          (m) Employee Confidentiality and Inventions Agreements. Each employee or consultant of the Company shall have entered into an Confidentiality and Proprietary Rights Agreement with the Company in substantially such form as the Company customarily utilizes for its employees and each of the Surviving Corporation Employees listed on Exhibit G shall have entered into an Employee Confidentiality and Inventions Agreement with Parent in the form attached as Exhibit E.

          (n) Assumption of Options; Waivers. Each holder of Company Options outstanding immediately prior to the Effective Time shall have executed and delivered to Parent an assumption agreement and waiver in the form set out on Exhibit C.

          (o) Non-accredited Shareholders. There shall be no more than 35 "non-accredited" shareholders of the Company on the date of Closing for purposes of Regulation D promulgated under the Securities Act and each such "non-accredited" shareholder shall have appointed a shareholder representative and delivered to Parent an executed Shareholder Representative Agreement in the form attached hereto as Exhibit H.

          (p) Section 280G Payments. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of shareholders of Company as is required by the terms of Section 280G(b)(5)(B) in order for such payments and benefits not to be deemed parachute payments under Code Section 280G and shall be obtained in a manner which satisfies all applicable requirements of such Code Section 280G(b)(5)(B) and the proposed Treasury Regulations thereunder, including (without limitation) Q-7 of
Section 1.280G-1 of such proposed regulations.

                                   ARTICLE 7
            SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
                AGREEMENTS; INDEMNIFICATION; ESCROW PROVISIONS

     7.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Parent, Merger Sub or the Company (whether or not exercised) to investigate the affairs of Parent, Merger Sub or the Company (whether pursuant to Section 5.4 or otherwise) or a waiver by Parent or the Company of any condition to Closing set forth in Article 6, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. Unless earlier terminated pursuant to
Article 8, all of the representations, warranties, covenants and agreements of the Company, Parent and of Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the first anniversary of the Closing.

     7.2 Indemnification. Subject to the limitations set forth in this Article 7 (including the limitations of the indemnity obligations of the stockholders of the Company set forth in Section 7.3), the shareholders of the Company shall jointly and severally indemnify and hold harmless Parent and Merger Sub and each other Subsidiary of Parent and each of their officers, directors, agents and employees, and each person, if any, who controls or may control Parent or Merger Sub or any other Subsidiary of Parent within the meaning of the Securities Act (collectively the "Indemnified Parties" and individually an "Indemnified Party") from and against any and all Losses arising out of any breach of or misrepresentation or default in connection with any of the representations, warranties, covenants and agreements given or made by the Company or any shareholder of the Company in this Agreement, the Company Disclosure Schedules, or any certificate, instrument or document delivered by the Company pursuant to this Agreement and any of the representations, warranties, covenants or agreements given or made by any shareholder of the Company in such shareholder's Shareholder Certificate.

     7.3  Escrow Provisions.

          (a) Establishment of the Escrow Fund. As soon as practicable after the Closing Date, Parent will deposit the Escrow Shares in an account to be maintained by Parent, such deposit to constitute the "Escrow Fund" to be governed by the terms set forth herein. The portion of the Escrow Fund contributed on behalf of each shareholder of the Company shall be in proportion to the ratio that the number of shares of the Aggregate Stock Consideration to which such shareholder would otherwise be entitled under Section 1.6 bears to the Aggregate Stock Consideration less the Aggregate Stock Consideration that would otherwise be distributed to the holders of Dissenting Shares under Section 1.6, but for Section 1.7. Notwithstanding anything to the contrary in this Agreement, the voting rights with respect to the Escrow Shares shall at all times remain vested in the shareholders on whose behalf such Escrow Shares were deposited in the Escrow Fund.

          (b)  Recourse to the Escrow Fund.

               (i) The Escrow Fund shall be available as a source for payment of the indemnification obligations of the shareholders of the Company set forth in Section 7.2 hereof; provided, that, the indemnification provided in Section
7.2 hereof shall not be limited in amount or type of remedy to the Escrow Fund. Parent, Merger Sub and the Company each acknowledge that Losses, if any, incurred by an Indemnified Party would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the Aggregate Consideration to be paid to the shareholders of the Company. Except as set forth in Section 7.3(c), nothing in this Agreement shall limit the liability (i) of the Company for any breach of any representation, warranty or covenant contained in this Agreement or any certificate, instrument or document delivered by the Company pursuant hereto, or
(ii) of any Company shareholder for its indemnification obligations under this
Article VII.

          (c)  Limitation of Shareholder Liability.

               (i) Maximum Liability. Notwithstanding anything in this Agreement to the contrary, no shareholder of the Company shall have any liability for indemnity obligations under this Article VII in excess of the portion of the Escrow Shares contributed to the Escrow Fund on behalf of such shareholder pursuant to Section 7.3(a); provided, however, that the foregoing limitation on shareholder liability shall not apply to any individual shareholder in the case of fraud or willful misconduct on the part of such shareholder.

               (ii) Threshold. The shareholders of the Company shall not have any liability for indemnity obligations under this Article VII until the Indemnified Parties' Losses exceed $25,000 in the aggregate for all claims, and then the shareholders of the Company shall indemnify the Indemnified Parties pursuant to this Article VII to the full amount, and from the first dollar, of all Losses.

          (d)  Escrow Period; Final Distribution of Escrow Fund upon
Termination of Escrow Period. Subject to the following requirements and the Primary Distribution (as defined below), the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 11:59 p.m., Pacific Time, three hundred and sixty-five (365) days after the Closing Date (the "Expiration Date") (the period of time from the Effective Time through and including the Expiration Date is referred to herein as the "Escrow Period"); and any portion of the assets remaining in the Escrow Fund after the termination of the Escrow Period shall be distributed as set forth in the last sentence of this
Section 7.3(d); provided, however, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of Parent, subject to the objection of the Shareholder Agent and the subsequent arbitration of the matter in the manner as provided in
Section 7.3(j) hereof, to satisfy any unsatisfied claims under this Section 7.3 concerning facts and circumstances existing prior to the termination of the Escrow Period which claims are specified in any Officer's Certificate delivered by Parent to the Shareholder Agent prior to termination of the Escrow

Period or any claims which the Parent or an Indemnified Party reasonably anticipates that it may have to pay or accrue as Losses, directly or indirectly, for which it has a right to indemnification hereunder and for which it has specified in writing to the Shareholder Agent prior to the termination of the Escrow Period. As soon as all such claims, if any, have been resolved, Parent shall deliver, within ten (10) Business Days of such resolution, to the shareholders of the Company, pro rata and in proportion to their respective contributions to the Escrow Fund, the remaining portion of the Escrow Fund not required to pay Losses resulting from such claims.

          (e) Primary Distribution of the Escrow Fund. The amount of the Escrow Shares remaining in the Escrow Fund having a value in excess of Two Million One Hundred and Fifty Thousand Dollars ($2,150,000) on the day which is one hundred and eighty (180) days after the Closing Date (the "Primary Distribution Date") shall be distributed to the shareholders of the Company, pro rata and in proportion to their respective contributions to the Escrow Fund (the "Primary Distribution"); provided, however, that the amount of the Escrow Fund to be distributed to stockholders of the Company pursuant to the Primary Distribution (the "Primary Distribution Amount") shall be reduced by such amount that is necessary in the reasonable judgment of Parent, subject to the objection of the Shareholder Agent and the subsequent arbitration of the matter in the manner as provided in Section 7.3(j) hereof, to satisfy any unsatisfied claims under this Section 7.3 concerning facts and circumstances as are specified in any Officer's Certificate delivered by any Indemnified Party to the Shareholder Agent prior to the Primary Distribution Date or any claims which the Parent or an Indemnified Party reasonably anticipates that it may have to pay or accrue as Losses, directly or indirectly, for which it has a right to indemnification hereunder and for which it has specified in writing to the Shareholder Agent prior to the termination of the Escrow Period. As soon as all such claims, if any, have been resolved, Parent shall deliver, within five (5) Business Days of such resolution, to the shareholders of the Company, pro rata and in proportion to their respective contributions to the Escrow Fund, the remaining portion of the Primary Distribution Amount not required to pay Losses resulting from such claims. For purposes of determining the number of shares of Parent Common Stock to be delivered to the shareholders of the Company out of the Escrow Fund pursuant to this Section 7.3(e), the shares of Parent Common Stock shall be valued at the Parent Stock Price.

          (f) Protection of Escrow Fund. Parent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof. Interest, if any, and dividends (other than stock dividends) earned on the Escrow Fund during the Escrow Period shall be paid to the shareholders of the Company in proportion to their respective interests in the Escrow Fund as set out in Section 7.3(a) hereof, on the Expiration Date. The Escrow Shares shall be voted in accordance with the instructions received from the beneficial owners of such shares. In the absence of such instructions, Parent shall be under no obligation to vote such shares. Parent shall forward proxy information, annual or other reports or other information with respect to the Escrow Shares.

          (g) Claims Upon Escrow Fund. Upon receipt by the Shareholder Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent or by any Indemnified Party (an "Officer's Certificate"): (A) stating that Parent or such other Indemnified Party has paid or properly accrued Losses, directly or indirectly, for which it has a right to indemnification hereunder and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued and the nature of the misrepresentation, breach of or default in connection with such representation, warranty, agreement or covenant to which such item is related, Parent may, subject to the provisions of Section 7.3(i) hereof, withdraw from the Escrow Fund, as promptly as practicable, Parent Common Stock or other assets held in the Escrow Fund in an amount equal to such Losses.

          (h) Valuation of Escrow Shares. For purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to Section 7.3(g) or to be retained in the Escrow Fund pursuant to Section 7.3(d) or 7.3(e), the shares of Parent Common Stock shall be valued at the Parent Stock Price.

          (i) Objections to Claims. At the time of delivery of any Officer's Certificate to the Shareholder Agent and for a period of twenty (20) days after such delivery, Parent shall not withdraw any portion of the Escrow Fund pursuant to Section 7.3(g) hereof unless Parent shall have received written authorization from the Shareholder Agent to make such withdrawal. After the expiration of such 20 day period, Parent may withdraw assets from the Escrow Fund in accordance with Section 7.3(g) hereof, provided that no such withdrawal may be made if the Shareholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to Parent and any other Indemnified Party prior to the expiration of such 20 day period.

          (j)  Resolution of Conflicts; Arbitration.

               (i) In case the Shareholder Agent shall object in writing to any claim or claims made in any Officer's Certificate, the Shareholder Agent and Parent or other Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.

                (ii) If no such agreement can be reached after good faith negotiation for a period of fifteen (15) days, either Parent or other Indemnified Party or the Shareholder Agent may demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending Action or Proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by three arbitrators, one selected by Parent or other Indemnified Party and one selected by the Shareholder Agent, and one selected by the two arbitrators selected by Parent or other Indemnified Party and the Shareholder Agent. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorneys' fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.3(i) hereof, Parent shall be entitled to act in accordance with such decision and make withdrawals from the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrators.

               (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having competent jurisdiction. Any such arbitration shall be held in the City and County of San Francisco, California under the commercial rules of arbitration then in effect of the American Arbitration Association. For purposes of this Section 7.3(j), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent and all other Indemnified Parties shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent and all other Indemnified Parties less than the sum of one-half (1/2) of the disputed amount of any Losses plus any amounts not in dispute; otherwise, the stockholders of the Company as represented by the Shareholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration. If the Shareholder Agent fails to pay an expense payable by the stockholders hereunder of the Company, Parent may withdraw the amount of such expense from the Escrow Funds.

          (k)  Shareholder Agent of the Stockholders; Power of Attorney.

               (i) In the event that the Merger is approved by the stockholders of the Company, effective upon such vote, and without further act of any stockholder, Jerry Wong shall be appointed as agent and attorney-in-fact (the "Shareholder Agent") for each stockholder of the Company (except such stockholders, if any, as shall have perfected their appraisal or dissenters' rights under the California Code), for and on behalf of stockholders of the Company, to give and receive notices and communications, to authorize withdrawal by Parent of assets from the Escrow Fund in satisfaction of claims by Parent, to object to such withdrawals, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Agent for the accomplishment of the foregoing. Such agency may be changed by the shareholders of the Company from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Shareholder Agent may not be removed unless holders of a two-thirds interest in the Escrow Fund agree to such removal and to the identity of the substituted Shareholder Agent. Any vacancy in the position of Shareholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. In the event that a vacancy in the position of Shareholder Agent is not filled by a majority in interest of the Escrow Fund, Parent may petition a court of competent jurisdiction to appoint a successor to such position. No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive compensation for his services. Notices or communications to or from the Shareholder Agent shall constitute notice to or from each of the stockholders of the Company.

               (ii) The Shareholder Agent shall not be liable for any act done or omitted hereunder as Shareholder Agent while acting in good faith and in the exercise of reasonable judgment.

          (l) Actions of the Shareholder Agent. A decision, act, consent or instruction of the Shareholder Agent shall constitute a decision of all the stockholders for whom a portion of the Escrow Cash and the Escrow Shares otherwise payable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such shareholders, and Parent and any other Indemnified Party may rely upon any such decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of every such shareholder of the Company. Parent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent.

          (m) Third-Party Claims. In the event Parent becomes aware of a third-party claim (a "Third Party Claim") which Parent or any other Indemnified Party reasonably expects may result in a demand against the Escrow Fund, Parent or such other Indemnified Party shall give written notice to the Shareholder Agent within forty-five (45) days of Parent or such other Indemnified Party becoming aware of such claim; the notice shall set forth such material information with respect thereto as is then reasonably available to Parent or such other Indemnified Party; provided, however, that such written notice shall be effective only if delivered to the Shareholder Agent before the termination, pursuant to Section 7.3(d) hereof, of the Escrow Period. In case any such liability is asserted against Parent or other Indemnified Party, and Parent or such other Indemnified Party notifies the Shareholder Agent thereof, the Shareholder Agent will be entitled, if it so elects by written notice delivered to Parent or such other Indemnified Party within twenty (20) days after receiving Parent or such other Indemnified Party's notice, to assume the defense thereof with counsel satisfactory to Parent or other Indemnified Party. Notwithstanding the foregoing, (i) Parent shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Parent unless Parent shall reasonably determine that there is a conflict of interest between Parent and the Shareholder Agent (or the stockholders of the Company) with respect to such Third Party Claim or there are or may be legal defenses available to Shareholder Agent (or the stockholders of the Company) which are different from or additional to those available to Parent or a difference of position or potential difference of position exists between the Shareholder Agent (or the shareholders of the Company) and Parent that would make such separate representation advisable in the reasonable opinion of counsel to Parent, in which case the reasonable fees and expenses of such counsel will be borne by the shareholders of the Company, (ii) Parent shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and (iii) the rights of Parent to be indemnified hereunder in respect of Third Party Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, the shareholders of the Company are materially prejudiced thereby. With respect to any assertion of liability by a third party that results in a Third Party Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

          (n) In the event that the Shareholder Agent, within twenty (20) days after receipt of the aforesaid notice of a Third Party Claim, fails to assume the defense of Parent against such Third Party Claim, Parent shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expenses and risk of the shareholders of the Company.

          (o) Notwithstanding anything in this Article 7 to the contrary, Parent shall have the right to participate, at its own cost and expense, in such defense, compromise, or settlement and, if there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent, the Shareholder Agent shall not, without Parent's written consent (which consent shall not be unreasonably withheld), settle or compromise any Third Party Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to Parent a release from all liability in respect of such Third Party Claim.

                                   ARTICLE 8

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

          (a)  by mutual agreement of the Company, Parent and Merger Sub;

          (b) by Parent, Merger Sub or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific Time) on November 30, 2000 (provided, however, that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date) or if such party is otherwise in breach of this Agreement or any other condition contemplated hereby; (ii) there shall be a final nonappealable Order of any Governmental Entity in effect preventing consummation of the Merger; or (iii) there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

          (c) by Parent and Merger Sub if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity or regulatory authority, which would: (i) prohibit Parent's or the Merger Sub's ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or Merger Sub to dispose of or hold separate all or a portion of the Assets and Properties of the Company as a result of the Merger;

          (d) by Parent if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and the Company has not cured such breach within five
(5) business days after notice of such breach is delivered to the Company (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured);

          (e) by the Company if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger

Sub and Parent has not cured such breach within five (5) business days after notice of such breach is delivered to the Parent (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured); or

          (f) by Parent, if the Company Stockholders Meeting has not been held or written consents have not been received on or prior to September 27, 2000 or the Merger shall not have been approved by the requisite votes of the Company's shareholders in accordance with the California Code at the Company Shareholder Meeting or by written consent.

     8.2  Effect of Termination.

          (a) In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and, subject to paragraph (b) hereof, there shall be no liability or obligation on the part of Parent, Merger Sub, the Company, or their respective officers, directors or stockholders or Affiliates or Associates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.5, 5.6, and 8.2 and of
Article 9 shall remain in full force and effect and survive any termination of this Agreement.

          (b) In the event of a termination of this Agreement by Parent pursuant to Section 8.1(d) or 8.1(f), the Company shall pay to Parent all reasonable costs and expenses (including attorneys fees and expenses) incurred by Parent in connection with this Agreement and the transactions contemplated hereby plus a termination fee in the amount of One Million Dollars ($1,000,000). In the event of a termination of this Agreement by the Company pursuant to
Section 8.1(e), Parent shall pay to the Company all reasonable costs and expenses (including attorneys fees and expenses) incurred by the Company in connection with this Agreement and the transactions contemplated hereby plus a termination fee in the amount of One Million Dollars ($1,000,000).

     8.3 Amendment. Except as is otherwise required by applicable Law after the stockholders of the Company approve the Merger and this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, Parent, Merger Sub and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9

                            MISCELLANEOUS PROVISIONS

     9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

          If to Parent or Merger Sub to:

          Parent
          GaSonics International Corporation
          2730 Junction Avenue
          San Jose, California 95134-1909
          Telephone No.:  (408) 570-7196
          Facsimile No.:  (408) 570-7140
          Attn:  President

          with a copy to:

          Brobeck, Phleger & Harrison, LLP
          Two Embarcadero Place
          2200 Geng Road
          Palo Alto, California 94303
          Facsimile No.:  (650) 496-2715
          Attn:  Tim Curry, Esq.

          If to the Company to:

          Gamma Precision Technology, Inc.
          47971 Fremont Blvd.
          Fremont, California 94538
          Facsimile No.:  (510) 440-0845
          Attn:  President

          with a copy to:

          Thomas L. Bahrick
          Telephone No.:  (408) 264-6412
          1048 Lincoln Avenue
          San Jose, California 95125
          Facsimile No.:  (408) 267-6446

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the third Business Day following mailing or upon receipt and
(iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     9.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

     9.3 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions to its and the other party's obligations to consummate the Merger to be satisfied.

     9.4 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article 7.

     9.5 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     9.6 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     9.7 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

     9.9 Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra preferentum.

     9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     9.11 Specific Performance; Remedies Cumulative. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

      9.12 Withholding. Notwithstanding anything to the contrary in this Agreement, the Exchange Agent and Parent shall be entitled to take any steps necessary to withhold any amounts required by Law to be withheld from the transfer and distribution of shares and cash pursuant to this Agreement.

                                  ARTICLE 10
                                  DEFINITIONS

      10.1  Definitions.

          (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

          "Action or Proceeding" means any action, suit, complaint, petition, claim, investigation, proceeding, arbitration, litigation or Governmental Entity investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls (i) 10% or more of any class of equity securities of that Person or any of its Affiliates or (ii) 10% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, officer, manager, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

          "Aggregate Fractional Share Cash Amount" shall mean the total amount of cash payable by Parent to all stockholders of the Company in lieu of fractional shares of Parent Common Stock.

          "Aggregate Cash Consideration" means the aggregate amount of cash payable to the holders of Company Capital Stock pursuant to Section 1.6(a) at the Effective Time of the Merger, which shall not exceed the sum determined by multiplying the Cash Amount by the Aggregate Stock Number.

          "Aggregate Consideration" means the sum of the Aggregate Cash Consideration plus the Aggregate Stock Consideration.

          "Aggregate Stock Consideration" means the aggregate number of shares of Parent Common Stock isssuable to the holders of the Company Capital Stock pursuant to Section 1.6(a) at the Effective Time of the Merger, which shall not exceed the sum determined by multiplying the Exchange Ratio by the Aggregate Stock Number. The additional shares of Parent Common Stock to be purchasable under the Assumed Options and the Assumed Warrants in substitution of the PreMerger Cash Value of those options and warrants pursuant to clause (B) of the Option Exchange Amount (and in lieu of any Aggregate Cash Consideration paid to the holders of those Assumed Options and Assumed Warrants) shall be in addition to the Aggregate Stock Consideration.

          "Aggregate Stock Number" means the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time plus the number of shares of Company Common Stock issuable upon exercise, conversion or exchange of all Company Series A Preferred Stock, Company Series B Preferred Stock, Company Options, Company Warrants and any other calls, rights, promissory notes, securities, commitments or agreements of any character to which the Company is a party or by which it is bound, immediately prior to the Effective Time, obligating the Company to issue, deliver or sell any shares of Company Common Stock, excluding the Assumed Options. The Aggregate Stock Number shall not exceed 35,081,757 less the number of shares of Company Common Stock issuable upon the exercise of Company Options issued and outstanding immediately prior to the Effective Time.

          "Agreement" means this Merger Agreement and Plan of Reorganization, the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

          "Agreement of Merger" has the meaning ascribed to it in Section 1.2.

          "Approval" means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

          "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

          "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of 10% or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

          "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including financial statements, internal reports, Tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

          "Business Combination" means, with respect to any Person, (i) any merger, consolidation or other business combination to which such Person is a party, (ii) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person whether outstanding or newly issued,
(iii) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (iv) any sale, dividend or other disposition of all or a material portion of the Assets and Properties of such Person or (v) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of the Company, with respect to any of the foregoing.

          "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

          "Business or Condition of Parent" means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Parent and each of its Subsidiaries, taking Parent together with such Subsidiaries as a whole.

          "Business or Condition of the Company" means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Company and each of its Subsidiaries, taking the Company together with such Subsidiaries as a whole.

          "California Code" means the California Corporations Code and all amendments and additions thereto.

          "Cash Amount" means $0.6459 per share of Company Capital Stock.

          "Cause" means the relevant employee's (i) neglect, failure or refusal, to use good faith efforts to perform the reasonable and material duties of his employment in a reasonably timely matter (other than by reason of a physical or mental illness or impairment or other event or condition beyond the reasonable control of the employee), which neglect, failure or refusal continues after the employee's receipt from parent of written notice that the employee has been guilty of such conduct, specifying in reasonable detail the relevant circumstances or events, (ii) the employee's unexcused absence (other than by reason of a physical or mental illness or impairment or other event or condition beyond reasonable control of the employee) for more than an aggregate of five
(5) business days, after the employee's receipt from Parent of written notice that the employee has been guilty of one or more instances of unexcused absences in the past, specifying the applicable date(s) or (iii) material breach of any agreements, covenants and representations made in any noncompete agreement with Parent or any of its Subsidiaries.


          "Certificate of Merger" has the meaning ascribed to it in Section 1.2.

          "Certificates" has the meaning ascribed to it in Section 1.8(b).

          "Closing" means the closing of the transactions contemplated by
Section 1.2.

          "Closing Date" has the meaning ascribed to it in Section 1.2.

          "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Company" has the meaning ascribed to it in the forepart of this Agreement.

          "Company Capital Stock" means the Company Common Stock, the Company Series A Preferred Stock, the Company Series B Preferred Stock and any other class or series of capital stock of the Company.

          "Company Common Stock" has the meaning ascribed to it in Section 2.2.

          "Company Option(s)" means any Option to purchase Company Capital Stock, excluding the Company Warrants.

          "Company Stockholders Meeting" has the meaning ascribed to it in
Section 5.2.

          "Company Warrants" means all warrants to purchase Company Capital Stock listed on Schedule 2.

          "Delaware General Corporation Law" means the Delaware General Corporation Law and all amendments and additions thereto.

          "Dissenting Shares" has the meaning ascribed to it in Section 1.7(a).

          "Effective Time" has the meaning ascribed to it in Section 1.2.

          "Escrow Fund" has the meaning ascribed to it in Section 7.3(a)

          "Escrow Period" has the meaning ascribed to it in Section 7.3(d).

          "Escrow Shares" means 130,548 shares of Aggregate Stock Consideration.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

          "Exchange Agent" means Parent's transfer agent for its common stock or such other institution as designated by Parent.

          "Exchange Ratio" means .0196 shares of Parent Common Stock per share of Company Capital Stock.

          "Expiration Date" has the meaning ascribed to it in Section 7.1.

          "Fractional Share Cash Amount" has the meaning ascribed to it in
Section 1.6(b).

          "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

          "Good Reason" means with respect to a relevant employee (i) a material reduction in such employee's compensation (other than in connection with a company-wide or department-wide reduction), duties or responsibility, or (ii) being relocated more than fifty (50) miles from the Parent's current headquarters in San Jose, California.

          "Governmental Entity" means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the NASD.

          "Hazardous Materials" means any substance: (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; (ii) which is or becomes defined as "hazardous waste," "hazardous substance," pollutant or contaminant under any federal, state or local statute, regulation, ordinance, rule, directive or order or any amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and/or the Resource Conservation and Recovery Act (41 U.S.C. Section 6901 et seq.); (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board or instrumentality of the United States, the State of California or any political subdivision thereof; (iv) which contains gasoline, diesel fuel or other petroleum hydrocarbons; (v) which contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation; or (vi) radon gas.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indebtedness" of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

          "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

          "IRS" means the United States Internal Revenue Service or any successor entity.

          "Key Employees" has the meaning ascribed to it in Section 6.3(g).

          "Law" or "Laws" means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

          "Liabilities" means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

          "License" means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including without limitation any covenants not to sue with respect to any Intellectual Property).

          "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

          "Loss(es)" means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings, or settlement thereof, including any license fees imposed as a result of such settlement, or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any Third Party Claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise). Notwithstanding the foregoing, in the event of the Successful Defense of a Patent Suit, the calculation of "Losses" shall not include the fees or expenses of attorneys or other expenses of litigation (or similar proceeding); provided, that in the event of a Patent Suit in which the outcome of the litigation or similar proceeding is not a Successful Defense, the amount of attorneys' fees and expenses and other direct expenses of litigation (or similar proceeding) to be included in the calculation of "Losses" shall be limited to $1,000,000, for each such Patent Suit.

          "Merger" has the meaning ascribed to it in the recitals to this Agreement.

          "Merger Sub" has the meaning ascribed to it in the forepart of this Agreement

          "NASD" means the National Association of Securities Dealers, Inc.

          "Non-Prevailing Party" has the meaning ascribed to it in Section
7.3(j).

          "Officer's Certificate" has the meaning ascribed to it in Section 7.3(f).

          "Option" means, with respect to the Company, any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of the Company or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of the Company or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of the Company, including any rights to participate in the equity, income or election of directors or officers of the Company.

          "Option Exchange Amount" means, with respect to any Assumed Option or Assumed Warrant, the sum, rounded down to the nearest whole number, of (A) the number of whole shares of Parent Common Stock equal to the product of (x) the number of shares of Company Capital Stock that were issuable upon exercise of such Assumed Option or Assumed Warrant immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, plus (B) the number of shares of Parent Common Stock equal to the quotient of (x) the Pre Merger Cash Value divided by
(y) the greater of (i) the Parent Closing Stock Price or (ii) the Parent Stock Price.

          "Order" means any writ, judgment, decree, injunction or similar order of any Governmental Entity or regulatory authority (in each such case whether preliminary or final).

          "Parent" has the meaning ascribed to it in the forepart of this Agreement.

          "Parent Closing Stock Price" means the average closing trading price of Parent's Common Stock for the five (5) trading days ending one (1) day prior to the Closing Date, as reported on the Nasdaq Stock Exchange.

          "Parent Common Stock" has the meaning ascribed to it in Recital C.

          "Parent Stock Price" means $32.938.

          "Patent Suit" means a Third Party Claim alleging direct infringement of a patent.

          "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

          "Permit" means any license, permit, franchise or authorization.

          "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental Entity.

          "Pre Merger Cash Value" means, with respect to any Assumed Option or Assumed Warrant, the product of (A) the number of shares of Company Capital Stock that were issuable upon exercise of such Assumed Option or Assumed Warrant immediately prior to the Effective Time multiplied by (B) the Cash Amount.

          "Release Date Stock Price" means the average closing trading price of Parent's Common Stock as reported on the Nasdaq Stock Exchange for the ten (10) trading days ending one (1) day prior to the day the portion in question of the Retention Stock Amount is released from the Retention Escrow Fund.

          "Retention Cash Amount" means, with respect to any Key Employee, cash (to be taken from the cash amount that would otherwise be paid to such Key Employee) equal to twelve percent (12%) of the sum of (A) the portion of the Aggregate Cash Consideration payable to such Key Employee pursuant to the provisions of Section 1.6 plus (B) the product of (x) the Parent Stock Price multiplied by (y) the number of shares of Parent Common Stock issuable to such Key Employee pursuant to the provisions of Section 1.6.

          "Retention Stock" means, with respect to any Key Employee, shares of Parent Common Stock (to be taken from the shares of Parent Common Stock that would otherwise be paid to such Key Employee as part of the Aggregate Stock Consideration) having a value (based on the Parent Stock Price) equal to eight percent (8%) of the sum of (A) the portion of the Aggregate Cash Consideration payable to such Key Employee pursuant to the provisions of Section 1.6 plus (B) the product of (x) the Parent Stock Price multiplied by (y) the number of shares of Parent Common Stock issuable to such Key Employee pursuant to the provisions of Section 1.6.

          "SEC" means the Securities and Exchange Commission or any successor entity.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Subsidiary" means any Person in which the Company or Parent, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

          "Successful Defense" means, with respect to a Patent Suit, the final resolution and entry of judgement, after the exhaustion of all remedies and appeals, in favor of the defendant in such Patent Suit in which the amount of damages, fines, penalties, deficiencies, assessment or other similar plaintiff award is zero.

          "Surviving Corporation" has the meaning ascribed to it in Section 1.1.

          "Third Party Claim" has the meaning ascribed to it in Section 7.3(m).

          "Voting Agreement" has the meaning ascribed to it in Recital E.

          (b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms "Article" or "Section" or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company, (vi) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. The term "party" or "parties" when used herein refer to Parent and Merger Sub, on the one hand, and the Company, on the other.

          (c) When used herein, the phrase "to the knowledge of" any Person, "to the best knowledge of" any Person, "known to" any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other Person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and directors of such Person, and (iii) in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after inquiry reasonable under the circumstances to ascertain the relevant facts..

                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Merger Sub and Company, and with respect to
Article 7 only, the Shareholder Agent, have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

GASONICS INTERNATIONAL                           GAMMA PRECISION TECHNOLOGY,
 CORPORATION                                      INC.

By:  /s/ Asuri S. Raghavan                       By:  /s/ Jerry Y. K. Wong
   --------------------------                       ---------------------------
Name:  Asuri S. Raghavan                         Name:  Jerry Y. K. Wong
     ------------------------                         -------------------------
Title:  President/CEO                            Title:  President
      -----------------------                          ------------------------

GPT ACQUISITION CORP.                            SHAREHOLDER AGENT

By:  /s/ Asuri S. Raghavan
   --------------------------
Name:  Asuri S. Raghavan
     ------------------------
Title:  President                                /s/ Jerry Y. K. Wong
      -----------------------                    ------------------------------






        [SIGNATURE PAGE TO MERGER AGREEMENT AND PLAN OF REORGANIZATION]